UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Callaway Golf Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 28, 2016

Dear Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Callaway Golf Company, which will be held on Wednesday, May 11, 2016, at our offices located at 2180 Rutherford Road, Carlsbad, California 92008, commencing at 8:30 a.m. (PDT). A map is provided on the back page of these materials for your reference. Your Board of Directors and management look forward to greeting personally those shareholders who attend.

At the meeting, your Board of Directors will ask shareholders to (i) elect nine directors; (ii) ratify, on an advisory basis, the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and (iii) approve, on an advisory basis, the compensation of our named executive officers. These matters are described more fully in the accompanying Proxy Statement, which you are urged to read thoroughly. Your Board of Directors recommends a vote “FOR” each of the nominees, “FOR” ratification of the appointment of our independent registered public accounting firm, and “FOR” the approval of the compensation of our named executive officers.

We have elected to take advantage of Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders by providing access to these documents on the Internet instead of mailing printed copies. Those rules allow a company to provide its shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the annual meeting. Most of our shareholders will not receive printed copies of our proxy materials unless requested, but instead will receive a notice with instructions on how they may access and review our proxy materials on the Internet and how they may cast their vote via the Internet. If you would like to receive a printed or e-mail copy of our proxy materials, please follow the instructions for requesting the materials in the Notice of Internet Availability that is being sent to you.

Your vote is important. Whether or not you plan to attend the annual meeting, please vote as soon as possible. If you received the Notice of Internet Availability, a proxy card was not sent to you and you may vote only via the Internet unless you attend the annual meeting or request that a proxy card and proxy materials be mailed to you. If you have requested that a proxy card and proxy materials be mailed to you, and you have received those materials, then you may vote via the Internet, by telephone or by mailing a completed proxy card. For specific voting instructions, please refer to the information provided in the accompanying Proxy Statement and in the Notice of Internet Availability.

Thank you for your continued interest in and support of Callaway Golf Company.

Sincerely,

Oliver G. (Chip) Brewer III

President and Chief Executive Officer

CALLAWAY GOLF COMPANY

2180 Rutherford Road

Carlsbad, California 92008

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

When	Wednesday, May 11, 2016, 8:30 a.m. (PDT).

Where	Callaway Golf Company 2180 Rutherford Road Carlsbad, California 92008 (A map is provided on the back page of these materials for your reference)

Items of Business

1.    To elect as directors the nine nominees named in the accompanying proxy statement.

2.    To ratify, on an advisory basis, the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the 2016 fiscal year.

3.    To approve, on an advisory basis, the compensation of the company’s named executive officers.

4.    To transact such other business as may properly come before the annual meeting and at any adjournments or postponements thereof.

Record Date	March 14, 2016. Only shareholders of record at the close of business on the record date are entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof.

How to Vote	Please vote your shares promptly to ensure the presence of a quorum at the annual meeting. Please review the proxy materials for the annual meeting and follow the instructions in the section entitled “Voting Information” of the accompanying proxy statement beginning on page 3 to vote. As described on page 5 of the accompanying proxy statement, any shareholder attending the annual meeting may vote in person even if he or she previously returned a proxy or voted via the Internet or by telephone.

Carlsbad, California March 28, 2016	By Order of the Board of Directors, Brian P. Lynch Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 11, 2016:	The Annual Report and Proxy Statement are available on the Internet at: http://www.allianceproxy.com/callawaygolf/2016

APPENDIX A - NON-GAAP INFORMATION AND RECONCILIATION	A-1

CALLAWAY GOLF COMPANY

2180 Rutherford Road

Carlsbad, California 92008

PROXY STATEMENT

2016 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

Why am I receiving these materials?

Callaway Golf Company (the “Company”) has prepared these materials for its 2016 annual meeting of shareholders and any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting is scheduled to be held at the Company’s offices located at 2180 Rutherford Road, Carlsbad, California 92008 on Wednesday, May 11, 2016 commencing at 8:30 a.m. (PDT). You are invited to attend and are requested to vote on the proposals described in this Proxy Statement. The Company is soliciting proxies for use at the Annual Meeting.

The proxy materials were first sent or made available to shareholders on or about March 30, 2016.

What is included in these proxy materials?

•	The Notice of 2016 Annual Meeting of Shareholders
•	This Proxy Statement
•	The Company’s 2015 Annual Report to Shareholders

If you requested printed versions by mail, you will receive a proxy card or voting instruction form.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules of the Securities and Exchange Commission (“SEC”), the Company uses the Internet as the primary means of furnishing proxy materials to its shareholders. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials to its shareholders with instructions on how to access the proxy materials over the Internet or request a printed copy of the materials, and for voting over the Internet.

Shareholders may follow the instructions in the Notice of Internet Availability of Proxy Materials to elect to receive future proxy materials in print by mail or electronically by email. The Company encourages shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings and reduce the cost to the Company associated with the printing and mailing of materials.

What items will be voted on at the Annual Meeting?

There are three items that shareholders may vote on at the Annual Meeting:

•	To elect to the Company’s Board of Directors (the “Board”) the nine nominees named in this Proxy Statement;

•	To ratify, on an advisory basis, the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and
•	To approve, on an advisory basis, the compensation of the Company’s named executive officers.

Will any other business be conducted at the Annual Meeting?

Other than the proposals described in this Proxy Statement, the Company knows of no other matters to be submitted to the shareholders at the Annual Meeting. If any other matter properly comes before the shareholders at the Annual Meeting, it is the intention of the persons named as proxy holders to vote upon such matters in accordance with the Board’s recommendation.

VOTING INFORMATION

Who may vote at the Annual Meeting?

Only holders of record of the Company’s common stock (the “Common Stock”) as of the close of business on March 14, 2016, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. The Company had no other class of capital stock outstanding as of the record date, and no other shares are entitled to notice of, or to vote at, the Annual Meeting.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare Trust Company, N.A., you are considered a shareholder of record with respect to those shares and the Company’s proxy materials have been made available to you by the Company. If your shares are held in a stock brokerage account, by a bank, broker, trustee or other nominee, you are considered the beneficial owner of shares held in street name and the Company’s proxy materials are being forwarded to you by your bank, broker, trustee or other nominee that is considered the owner of record of those shares. As the beneficial owner, you have the right to instruct your bank, broker, trustee or other nominee on how to vote your shares.

If I am a shareholder of record of the Company’s shares, how do I vote?

If you are a shareholder of record, there are four ways to vote:

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials.
•	By Telephone. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by calling the toll free number found on the proxy card.
•	By Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by completing, signing and dating the proxy card and returning it.
•	In person. You may vote in person at the Annual Meeting. You must bring valid photo identification such as a driver’s license or passport and you may be requested to provide proof of stock ownership as of the record date.

If I am a beneficial owner of the Company’s shares held in street name, how do I vote?

You will receive instructions from the holder of record that you must follow for your shares to be voted. The availability of telephonic or Internet voting will depend on your bank’s, broker’s, trustee’s or other nominee’s voting process. Please check with your bank, broker, trustee or other nominee and follow the voting instructions they provide to vote your shares. If you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker, trustee or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

How are proxies voted?

All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions. Similarly, if you transmit your voting instructions by telephone or via the Internet, your shares will be voted as you have instructed.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, then your shares will be voted at the Annual Meeting in accordance with the Board’s recommendation on all matters presented for a vote at the Annual Meeting. Similarly, if you sign and return a proxy card but do not indicate how you want to vote your shares for a particular proposal or for all of the proposals, then for any proposal for which you do not so indicate, your shares will be voted at the Annual Meeting in accordance with the Board’s recommendation.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, under applicable New York Stock Exchange rules, the organization that holds your shares may generally vote your shares in their discretion on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which proposals are considered “routine” or “non-routine”?

The ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is considered a routine matter. A bank, broker, trustee or other nominee may generally vote your shares on routine matters even without receiving instructions from you, and therefore no broker non-votes are expected with respect to this proposal.

The election of directors and the approval, on an advisory basis, of the compensation of the Company’s named executive officers are considered non-routine matters. Brokers and other nominees cannot vote your shares on these proposals without receiving instructions from you, and therefore broker non-votes may occur with respect to these proposals.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	“FOR” each of the nominees for election as director as set forth in this Proxy Statement,
•	“FOR” ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, and
•	“FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers.

By returning the proxy via the Internet or by telephone or mail, unless you notify the Company’s Corporate Secretary in writing to the contrary, you are also authorizing the proxies to vote your shares in accordance with the Board’s recommendation on any other matter that may properly come before the Annual Meeting. The Company does not currently know of any such other matter.

What is the quorum requirement for the Annual Meeting?

As of the record date for the Annual Meeting, there were 94,053,626 shares of Common Stock issued and outstanding. Under Delaware law and the Company’s Bylaws, the holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting. If you submit a properly executed proxy via the Internet or by telephone or mail, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. Broker non-votes will also be counted as present for the purpose of determining the presence of a quorum at the Annual Meeting. The inspector of election will determine whether a quorum is present and will tabulate the votes cast at the Annual Meeting.

How many votes does each share have?

Holders of Common Stock have one vote for each share on any matter that may be presented for consideration and action by the shareholders at the Annual Meeting, except that shareholders have cumulative voting rights with respect to the election of directors. Cumulative voting rights entitle each shareholder to cast as many votes as are equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, which votes may be cast for one candidate or distributed among two or more candidates. A shareholder of record may exercise cumulative voting rights by indicating on the proxy card the manner in which such votes should be allocated, or if such shareholder votes in person at the Annual Meeting, such shareholder must submit a ballot and make an explicit statement of the intent to cumulate votes. A shareholder who holds shares beneficially through a bank, broker, trustee or other nominee and wishes to cumulate votes, should contact his, her or its bank, broker, trustee or other nominee. Internet and telephone voting cannot accommodate cumulative voting.

What is the voting requirement to approve each of the proposals?

Assuming a quorum is present at the Annual Meeting, the nine nominees for director receiving the highest number of votes at the Annual Meeting will be elected. Returning a proxy giving authority to vote for the nominees named in this Proxy Statement will also give discretion to the designated proxies to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion.

Assuming a quorum is present at the Annual Meeting, the affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting is required for the ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm and for the approval, on an advisory basis, of the compensation of the Company’s named executive officers.

How are abstentions and broker non-votes treated?

As noted above, abstentions and broker non-votes are counted for purposes of determining a quorum. For purposes of determining whether a proposal (other than the election of directors) is approved, abstentions are counted in the tabulation of shares present in person or represented by proxy and have the same effect as voting against a proposal. Broker non-votes are not considered as shares having voting power present in person or represented by proxy and will not be counted toward the vote total and therefore will have no effect on the outcome of a proposal.

Can I change my vote after I have voted?

Shareholders of Record. You may revoke your proxy and change your vote at any time before your shares are voted at the Annual Meeting by taking any of the following actions:

•	filing with the Company’s Corporate Secretary either a written notice of revocation or a duly executed proxy dated later than the proxy you wish to revoke;
•	voting again on a later date via the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted will be counted); or
•	attending the Annual Meeting and voting in person (your attendance at the Annual Meeting, in and of itself, will not revoke your proxy).

Any written notice of revocation or later dated proxy that is mailed must be received by the Company’s Corporate Secretary before the close of business on May 10, 2016, and should be addressed as follows: Callaway Golf Company, Attention: Corporate Secretary, 2180 Rutherford Road, Carlsbad, California 92008. Alternatively, you may hand deliver a written revocation notice or a later dated proxy to the Company’s Corporate Secretary at the Annual Meeting before voting begins.

Beneficial Owners of Shares Held in Street Name. You must follow the instructions provided by your bank, broker, trustee or other nominee if you wish to change your vote.

Why did I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

If you receive more than one Notice of Internet Availability of Proxy Materials or proxy card, it means you hold shares that are registered in more than one account. To ensure that all of your shares are voted, please mark your votes and date, sign and return each proxy card, or vote your proxy via Internet or by telephone as instructed on each proxy card.

Who is soliciting these proxies and who is paying the solicitation costs?

The cost of preparing, assembling, printing and mailing the proxy materials and, if applicable, proxy card, and the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company. The Company may request banks, brokers and other third parties to solicit their customers who beneficially own Common Stock listed of record in the name of such bank, broker or other third party, and the Company will reimburse such banks, brokers and third parties for their reasonable out-of-pocket expenses for such solicitations. The solicitation of proxies by mail may be supplemented by telephone, facsimile, Internet and personal solicitation by directors, officers and other employees of the Company, but no additional compensation will be paid to such individuals. The Company has retained Alliance Advisors LLC to assist in the solicitation of proxies for a base fee of approximately $5,500, plus out-of-pocket expenses.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy?

With regard to the delivery of annual reports and proxy statements, under certain circumstances the SEC permits the Company to send a single set of such proxy materials or, where applicable, one Notice of Internet Availability of Proxy Materials, to any household at which two or more shareholders reside if they appear to be members of the same family (unless otherwise requested by one or more of such shareholders). Each shareholder, however, still receives a separate proxy card if he or she receives paper copies. This procedure, known as “householding,” reduces the amount of duplicate information received at a household and reduces mailing and printing costs as well. This year, the Company will be mailing primarily Notices of Internet Availability of Proxy Materials and only a small number of printed copies of the annual report and Proxy Statement to parties who have requested paper copies.

A number of banks, brokers and other third parties have instituted householding and have previously sent a notice to that effect to certain of the Company’s beneficial shareholders whose shares are registered in the name of the bank, broker or other third party. As a result, unless the shareholders receiving such notice gave contrary instructions, only one annual report and one proxy statement or one Notice of Internet Availability of Proxy Materials will be mailed to an address at which two or more such shareholders reside. If any shareholder residing at such an address wishes to receive a separate annual report and proxy statement or Notice of Internet Availability of Proxy Materials, in the future, such shareholder should telephone the householding election system (toll-free) at 1-800-542-1061. In addition, (i) if any shareholder who previously consented to householding desires to promptly receive a separate copy of the annual report and proxy statement or Notice of Internet Availability of Proxy Materials, for each shareholder at his or her same address, or (ii) if any shareholder shares an address with another shareholder and both shareholders at such address desire to receive only a single copy of the annual report and proxy statement or Notice of Internet Availability of Proxy Materials, then such shareholder should contact his or her bank, broker or other third party in whose name the shares are registered or contact the Company as follows: Callaway Golf Company, ATTN: Investor Relations, 2180 Rutherford Road, Carlsbad, CA 92008, telephone (760) 931-1771. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report and proxy statement, or Notice of Internet Availability of Proxy Materials, to any shareholder at a shared address to which a single copy of such material was delivered.

What else is expected to take place at the Annual Meeting?

The main purpose of the Annual Meeting is to conduct the business described in this Proxy Statement. As such, the Company intends to conduct the required business and then have a short question and answer period. Unlike in prior years, the Company does not intend to make a formal presentation to shareholders. Since no presentation is planned, it is expected that the meeting will last only a few minutes.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Corporate Governance Guidelines

Corporate governance is the system by which corporations ensure that they are managed ethically and in the best interests of their shareholders. The Company is committed to maintaining high standards of corporate governance, and the Board has adopted Corporate Governance Guidelines to provide the Company’s shareholders and other interested parties with insight into the Company’s corporate governance practices. The Corporate Governance Guidelines are reviewed regularly and updated as appropriate. The full text of the Corporate Governance Guidelines is available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance. They address, among other topics:

• Board size • Board leadership • Board oversight responsibility • Succession planning • Director and executive officer stock ownership guidelines	• Director independence • Limits on directors serving on other boards • Director compensation • Director orientation and continuing education	• Board membership criteria • Majority vote policy in uncontested director elections • Board access to independent auditors and advisors • Annual Board assessment

Director Independence

The Company’s Bylaws and Corporate Governance Guidelines provide that a substantial majority of the Company’s directors must be independent. A director is independent only if the director is not a Company employee and the Board has determined that the director has no direct or indirect material relationship to the Company. To be independent, a director must also satisfy any other independence requirements under applicable law or regulation and the listing standards of the New York Stock Exchange (the “NYSE”). In evaluating a particular relationship, the Board considers the materiality of the relationship to the Company, to the director and, if applicable, to any organization with which the director is affiliated. To assist in its independence evaluation, the Board adopted categorical independence standards, which are listed in Appendix A to the Corporate Governance Guidelines. Compliance with these internal and NYSE independence standards is reviewed at least annually. The Board has determined that each of the eight current non-management directors is independent. Oliver G. Brewer III, the Company’s President and Chief Executive Officer, is the only current director who is not independent. Therefore, a substantial majority of the Board members is independent and all director nominees other than Mr. Brewer are independent.

Director Qualifications

The Nominating and Corporate Governance Committee is responsible, among other things, for developing and recommending to the Board criteria for Board membership and for identifying and recruiting potential Board candidates based on the identified criteria in the context of the Board as a whole and in light of the Board’s needs at a particular time. The Nominating and Corporate Governance Committee has worked with the Board to identify certain minimum criteria that every candidate must meet in order to be considered eligible to serve on the Board: (i) a candidate must exhibit very high personal and professional ethics, integrity and values; (ii) a candidate must not have any conflicting interest that would materially impair his or her ability to discharge the fiduciary duties of a director; (iii) a candidate must be committed to the best interests of the Company’s shareholders and be able to represent fairly and equally all shareholders without favoring or advancing any particular shareholder or other constituency; and (iv) a candidate must be able to devote adequate time to Board activities. A potential candidate will not be considered for a directorship unless he or she satisfies these threshold criteria.

In addition to these minimum threshold criteria, the Board believes that, as a whole, the Board should possess a combination of skills, professional experience, and diversity of backgrounds necessary to oversee the Company’s business. In this regard, the Board has determined that one or more of its members, among other things, should (i) be currently serving as an active executive of another corporation, (ii) have prior experience as a chief executive officer or an operating executive with significant responsibility for operating results, (iii) have public company executive experience, (iv) have public company board experience, (v) have corporate governance experience, (vi) have executive compensation experience, and (vii) have consumer products experience. The Board also believes that one or more of its members should have functional expertise in each of finance, accounting, legal matters, investment banking, technology, manufacturing, international business, research and development, strategic planning, consumer sales and marketing, retail business, and mergers and acquisitions. Potential candidates are evaluated based upon the factors described above as well as their independence and relevant business and industry experience.

The annual evaluation and assessment of the Board and its committees that is performed under the direction of the Nominating and Corporate Governance Committee enables the Board to update its determination of the skills and experience it seeks on the Board as a whole and in individual directors as the Company’s needs evolve and change over time. See the section below entitled, “—Annual Board and Committee Evaluation and Assessment.” In identifying director candidates from time to time, the Board or Nominating and Corporate Governance Committee may establish specific skills and experience that it believes the Company should seek in order to constitute a balanced and effective board.

In addition, although the Board does not have a formal policy regarding diversity, it believes that ethnic, gender and cultural diversity among its members can provide distinct value and is important. In considering a potential new candidate, the Board considers whether he or she would increase the Board’s ethnic, gender or cultural diversity.

Identification of Potential Director Candidates

The Nominating and Corporate Governance Committee uses a variety of methods for identifying director candidates, including professional search firms and recommendations from the Company’s officers, directors, shareholders or other persons. If a shareholder believes that he or she has identified an appropriate candidate who is willing to serve on the Board, the shareholder may submit a written recommendation to the Chair of the Nominating and Corporate Governance Committee c/o Corporate Secretary at 2180 Rutherford Road, Carlsbad, California 92008. Such recommendation must include detailed biographical information concerning the recommended candidate, including a statement regarding the candidate’s qualifications. The Nominating and Corporate Governance Committee may require such further information and obtain such further assurances concerning the recommended candidate as it deems reasonably necessary. The Nominating and Corporate Governance Committee will evaluate director candidates properly submitted by shareholders in the same manner as it evaluates all other director candidates. In addition to bringing potential qualified candidates to the attention of the Nominating and Corporate Governance Committee as discussed above, a nomination of a person for election to the Board at an annual meeting of shareholders may be made by shareholders who meet the qualifications set forth in the Company’s Bylaws and who make such nominations in accordance with the procedures set forth in the Company’s Bylaws, including the procedures described under the section entitled “Shareholder Proposals” in this Proxy Statement.

Nomination Process

The Nominating and Corporate Governance Committee believes that the continuing service of qualified incumbents promotes stability and continuity on the Board and contributes to its ability to function effectively. The continuing service of qualified incumbents also provides the Company with the benefit of the familiarity with and insight into the Company’s affairs that its directors have accumulated during their tenure. As a result, in considering candidates for nomination for each annual meeting of shareholders, the Nominating and Corporate Governance Committee first considers the Company’s incumbent directors who desire to continue their service. The Nominating and Corporate Governance Committee will generally recommend to the Board an incumbent director for re-election if the Nominating and Corporate Governance Committee has determined that (i) the incumbent director continues to satisfy the threshold criteria described above, (ii) the incumbent director has satisfactorily performed his or her duties as a director during the most recent term and (iii) there exists no reason why, in the Nominating and Corporate Governance Committee’s view, the incumbent director should not be re-elected. If a Board vacancy becomes available as a result of the death, resignation or removal of an incumbent director or as a result of action taken by the Board to increase its size, the Nominating and Corporate Governance Committee proceeds to identify candidates who meet the required criteria and attributes.

Service on Other Public Boards

Under the Company’s Corporate Governance Guidelines, a director may not serve on the board of directors of more than four other public corporations in addition to the Company’s Board. In addition, in advance of accepting an invitation to serve on the board of another public corporation, directors should consult with the Board Chairman or the Chair of the Nominating and Corporate Governance Committee to confirm that service on such other board does not interfere with the director’s service on the Company’s Board or create an unacceptable conflict of interest. Further, no member of the Audit Committee may serve on the audit committee (or board committee performing similar functions) of more than two other public corporations without the prior approval of the Company’s Board. Regardless of a director’s outside activities, a director is always required to be able to devote sufficient time and attention to the Company’s business and to the performance of the director’s duties as a member of the Company’s Board.

Majority Vote Policy

Under the Company’s Corporate Governance Guidelines, in an uncontested election of directors, any nominee who has a greater number of votes “withheld” from his or her election than votes “for” such election, which the Company refers to as a “Majority Withheld Vote,” is required to submit in writing an offer to resign to the Board Chairman promptly upon certification of the shareholder vote. The Chairman refers the matter to the Nominating and Corporate Governance Committee, which in turn will consider, among other things, the reasons for the Majority Withheld Vote and will recommend to the Board whether or not to accept the resignation offer. The Board will consider such recommendation and will determine whether to accept the resignation, and if it does not accept the resignation, whether any further action is needed to address the reasons for the Majority Withheld Vote. The director nominee who received the Majority Withheld Vote does not participate in the Nominating and Corporate Governance Committee’s recommendation or the Board’s decision. The Board is required to publicly disclose its determination and the basis therefor.

Annual Board and Committee Assessment and Evaluation

Under the Company’s Corporate Governance Guidelines, the Board and each of its committees conduct, under the direction of the Nominating and Corporate Governance Committee, an annual assessment of their functionality and effectiveness, including an assessment of the skills and experience that are currently represented on the Board and that the Board will find valuable in the future given the Company’s current situation and strategic plans. As part of this process, the Nominating and Corporate Governance Committee invites input from each director on the performance of the other directors individually. The Nominating and Corporate Governance Committee considers individual director performance at least annually when deciding whether to nominate an incumbent director for re-election.

Board Leadership Structure

The Board believes that strong, independent board leadership is a critical aspect of effective corporate governance. The Board Chairman is selected by the Board as it deems to be in the best interests of the Company from time to time, and may be either a management or a non-management director. The Company’s Corporate Governance Guidelines provide that if the Board Chairman is not an independent director (e.g., when the Chairman is also the Chief Executive Officer), then the Board will appoint a lead independent director. The independent chairman or the lead independent director, as the case may be, works with the Company’s Chief Executive Officer and the Company’s Corporate Secretary to set the Board’s work program and meeting agendas, coordinates the activities of the independent directors, serves as a liaison between the Company’s Chief Executive Officer and the independent directors, and presides at the executive sessions (without management) of the independent directors.

The Company currently separates the positions of Board Chairman and Chief Executive Officer. Separating these positions and having the Chairman lead the Board in its oversight responsibilities enables the Company’s Chief Executive Officer to focus on day-to-day business and his other responsibilities. Currently, Mr. Beard, who is an independent director, is serving as Board Chairman and the Board therefore does not have a director with the title of lead independent director. A copy of the charter for the Board Chairman position is available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance — Board Memberships.

Risk Oversight

The Board oversees an enterprise-wide approach to risk management and works with the Audit Committee and management in executing its oversight responsibility for risk management. The Board generally oversees risks related to the Company’s strategic and operational objectives and is responsible for overseeing the amounts and types of risks taken by management in executing those objectives. In addition, the Board has delegated to the Audit Committee the responsibility for oversight of certain of the Company’s risk oversight and compliance matters, including oversight of (i) material legal proceedings and material contingent liabilities, (ii) the Company’s policies regarding risk assessment and management, (iii) the Company’s compliance programs with respect to legal and regulatory requirements and the Company’s Code of Conduct, and (iv) the establishment of procedures for the receipt and handling of complaints regarding accounting, internal accounting controls and auditing matters. The Board has delegated to the Nominating and Corporate Governance Committee the responsibility for overseeing any related party transactions.

On a day-to-day basis, it is management’s responsibility to manage risk and bring to the attention of the Board any significant risks facing the Company and the controls in place to manage those risks. As part of this responsibility, management conducts an annual enterprise risk management assessment, which is led by the Company’s corporate audit department. All members of management responsible for key business functions and operations participate in this assessment. The assessment includes an identification, and quantification of the potential impact, of the top risks facing the Company and the controls in place to mitigate such risks as well as possible opportunities to reduce such risks. This report is shared with the Audit Committee and the full Board.

See “Executive Officer Compensation—Governance and Other Considerations—Risk Assessment of Compensation Programs,” below for information regarding the Company’s risk assessment of its compensation programs.

Board Committees

The Board currently has three standing committees:

•	the Audit Committee;

•	the Compensation and Management Succession Committee (sometimes referred to as the “Compensation Committee” in this Proxy Statement); and

•	the Nominating and Corporate Governance Committee.

The Board has adopted written charters for each of the three standing committees, copies of which are available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance — Board Committees. Upon request, the Company will provide to any person without charge a copy of such charters. Any such request may be made by contacting the Company’s Investor Relations Department by telephone at (760) 931-1771 or by mail at Callaway Golf Company, Attn: Investor Relations, 2180 Rutherford Road, Carlsbad, CA 92008.

The Board has determined that the chair of each committee and all committee members are independent under applicable NYSE and SEC rules for committee memberships. The members of the committees are shown in the table below.

Director	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Samuel H. Armacost	✓	Chair	Member	—
Ronald S. Beard	✓	Member	Member	Member
Oliver G. Brewer III	—	—	—	—
John C. Cushman, III	✓	—	Member	Member
John F. Lundgren	✓	Member	Chair	—
Adebayo O. Ogunlesi	✓	Member	—	Chair
Richard L. Rosenfield	✓	—	Member	Member
Linda B. Segre(1)	✓	—	—	—
Anthony S. Thornley	✓	Member	—	Member

(1) Ms. Segre was appointed to the Board in August 2015. It is expected that she will be appointed to Board committees in May 2016.

Audit Committee. The Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee’s role includes representing and assisting the Board in discharging its oversight responsibility relating to: (a) the accounting, reporting and financial practices of the Company, including the integrity of the Company’s financial statements; (b) the Company’s outside auditors, including their qualifications, performance and independence; (c) the performance of the Company’s internal audit function; and (d) the Company’s compliance with legal and regulatory requirements. The Audit Committee:

•	is responsible for all matters relating to the Company’s outside auditors, including their appointment, compensation, evaluation, retention, oversight and termination;

•	obtains and reviews, at least annually, a report by the outside auditors describing (a) the outside auditors’ internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the outside auditor, and any steps taken to deal with any such issues;

•	reviews and considers, at least annually, the independence of the outside auditors;

•	annually reviews and discusses the performance and effectiveness of the internal audit function;

•	reviews and discusses the adequacy and effectiveness of the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in such controls reported to the Audit Committee by the outside auditors or management;

•	reviews and discusses the adequacy and effectiveness of the Company’s disclosure controls and procedures and management reports thereon;

•	reviews and discusses the Company’s policies with respect to risk assessment and risk management; and

•	oversees the Company’s compliance programs with respect to legal and regulatory requirements and the Company’s Code of Conduct, including review of conflict of interest issues.

Additional information regarding the Audit Committee’s responsibilities can be found under the sections entitled “—Risk Oversight,” above and “Audit Committee Report” and “Information Concerning Independent Registered Public Accounting Firm,” below.

Compensation Committee. The Compensation Committee:

•	oversees the Company’s overall compensation philosophy, policies and programs, and assesses whether the Company’s compensation philosophy establishes appropriate incentives given the Company’s strategic and operational objectives;

•	administers and makes recommendations to the Board with respect to the Company’s incentive-compensation plans and equity-based compensation plans, including granting awards under any such plans, and approves, amends or modifies the terms of compensation and benefit plans as appropriate;

•	is responsible for discharging the Board’s responsibilities relating to compensation of the Company’s executive officers;

•	reviews and approves corporate goals and objectives relevant to the compensation of the Company’s chief executive officer, evaluates his or her performance in light of those goals and objectives, and, together with the other independent members of the Board, determines and approves the chief executive officer’s compensation level based on this evaluation;

•	evaluates the performance of the Company’s other executive officers and sets their compensation after considering the recommendation of the Company’s chief executive officer;

•	reviews and approves employment agreements and severance arrangements for the Company’s executive officers, including change-in-control provisions, plans or agreement;

•	is responsible for assisting the Board with management succession issues and planning;

•	reviews compensation and benefits plans affecting employees in addition to those applicable to the Company’s executive officers; and

•	reviews the compensation of directors for service on the Board and its committees and recommend changes in compensation to the Board.

Additional information regarding the Compensation Committee’s responsibilities can be found under the section entitled “Executive Officer Compensation,” below.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee:

•	identifies and recommends to the Board individuals who are qualified to serve on the Board and who should stand for election at each annual meeting of shareholders;

•	oversees the Company’s corporate governance matters and policies, including the Company’s Corporate Governance Guidelines;

•	oversees the annual evaluation and assessment of the Board and its committees;

•	reviews the leadership structure of the Board and recommends changes to the Board as appropriate;

•	makes recommendations to the Board concerning the structure, composition and functioning of the Board and its committees; and

•	recommends candidates to the Board for appointment to its committees.

Additional information regarding the Nominating and Corporate Governance Committee’s responsibilities can be found under the sections entitled “—Director Qualifications,” “—Identification of Potential Director Candidates,” “—Nomination Process” and “—Annual Board and Committee Assessment and Evaluation,” above.

Audit Committee Financial Sophistication and Expertise. The Board has determined that each Audit Committee member is financially literate and has the accounting or related financial management expertise within the meaning of NYSE listing standards. The Board has also determined that at least one Audit Committee member qualifies as an Audit Committee Financial Expert as defined by Item 407(d)(5) of Regulation S-K. The Board has designated Mr. Armacost as the Audit Committee Financial Expert. The Board also believes that the collective experiences of the other Audit Committee members make them well qualified to serve on the Audit Committee. Shareholders should understand that Mr. Armacost’s designation as an Audit Committee Financial Expert is an SEC disclosure requirement, and it does not impose on Mr. Armacost any duties, obligations or liabilities that are greater than those which are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an Audit Committee Financial Expert pursuant to this requirement does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

Meetings and Director Attendance

During 2015, the Board met six times and the independent directors met in executive session at four of those meetings and determined that there was no need to meet in executive session at the other meetings; the Audit Committee met eight times; the Compensation Committee met seven times; and the Nominating and Corporate Governance Committee met four times. In addition to meetings, the members of the Board and its committees sometimes take action by written consent in lieu of a meeting, which is permitted under Delaware corporate law, or discuss Company business without calling a formal meeting.

During 2015, all of the Company’s directors attended in excess of 75% of the meetings of the Board and of its committees on which they served. All of the directors standing for re-election are expected to attend the annual meetings of shareholders, and all such directors who were serving on the Board at such time attended the 2015 annual meeting of shareholders. Linda Segre was not appointed to the Board until August 2015.

Communications with the Board

Shareholders and other interested parties may contact the Board Chairman or the non-management directors as a group by e-mail at: non-managementdirectors@callawaygolf.com, or by mail to: Board of Directors, Callaway Golf Company, 2180 Rutherford Road, Carlsbad, California 92008. The Company’s Corporate Secretary’s office reviews all incoming communications and filters out solicitations and junk mail. All legitimate non-solicitation and non-junk mail communications are distributed to the non-management directors or handled as appropriate as directed by the Board Chairman.

Code of Conduct

The Board has adopted a Code of Conduct that applies to all of the Company’s employees, including its senior financial and executive officers, as well as the Company’s directors. The Code of Conduct covers the basic standards of conduct applicable to all directors, officers and employees of the Company, as well as the Company’s Conflicts of Interest and Ethics Policy and other specific compliance standards and related matters. The Company will promptly disclose any waivers of, or amendments to, any provision of the Code of Conduct that applies to the Company’s directors and senior financial and executive officers on its website at www.callawaygolf.com.

The Code of Conduct is available on the Company’s website at www.callawaygolf.com under Investor Relations — Code of Conduct. Upon request, the Company will provide to any person without charge a copy of the Code of Conduct. Any such request may be made by contacting the Company’s Investor Relations department by telephone at (760) 931-1771 or by mail at Callaway Golf Company, Attn: Investor Relations, 2180 Rutherford Road, Carlsbad, California 92008.

Stock Ownership Guidelines

In order to promote ownership of the Common Stock by the Company’s non-management directors and executive officers and thereby more closely align their interests with the interests of the Company’s shareholders, the Board has adopted stock ownership guidelines requiring the Company’s non-management directors and executive officers to own Common Stock interests with a value equal to at least the following minimum amounts:

Chief Executive Officer	3x Base Salary
Other Executive Officers	1x Base Salary
Non-Employee Directors	3x Annual Base Cash Compensation

The minimum share ownership amounts are required to be achieved within five years of an individual first becoming subject to these guidelines. All shares for which a director or an executive officer is deemed to be the beneficial owner under Section 16 of the Exchange Act, including shares held in a living trust for the individual’s benefit, count toward this ownership requirement. Restricted stock and service-based restricted stock unit awards held by the director or executive count toward the holding requirements. Performance-based restricted stock units do not count toward this ownership requirement unless and until the performance criteria are satisfied. Stock options, stock appreciation rights, and phantom stock units do not count toward this ownership requirement unless and until any underlying shares are issued. Unless a non-management director or executive officer is in compliance with these guidelines, he or she is required to retain and hold 50% of any “net shares” of Common Stock issued in connection with any equity-based awards granted under the Company’s compensation plans after such non-management director or executive officer first becomes subject to these guidelines. “Net shares” are those shares that remain after shares are sold or withheld (i) to pay the exercise price and withholding taxes in the case of stock options or (ii) to pay withholding taxes in the case of other awards. Compliance with these guidelines is assessed on an annual basis. At the time compliance was assessed in 2015, all directors and executive officers attained the minimum ownership levels.

Policy on Speculative Trading Activities — Anti-Hedging and Pledging Policy

The Company’s insider trading policy provides, among other things, that directors, officers and other employees may not engage in certain types of speculative activities with respect to the Company’s securities, including short sales, transactions in put options, call options or other derivative securities, hedging transactions, pledging of Company stock as collateral for a loan, or holding shares of Company stock in a margin account.

Compensation Committee Interlocks and Insider Participation

In 2015, the Company’s executive officer compensation matters were handled by the Compensation Committee, which was during 2015 and is currently comprised of the following directors: Messrs. Armacost, Beard, Cushman, Lundgren and Rosenfield. During the times of their committee service during 2015, all of such members were determined to be independent and there were no compensation committee interlocks.

Director Compensation

Directors who are not also Company employees are compensated for their service on the Board and its committees with a mix of cash and equity-based compensation. Directors are also reimbursed for their travel expenses incurred in connection with their duties, and receive other benefits such as the right to use, and the right to purchase at a discount, the Company’s products. As discussed above, the Compensation Committee periodically reviews the compensation and benefits the directors receive from the Company for service on the Board and on Board committees and recommends changes to the Board. There have been no material changes in the director compensation program since 2006.

Mr. Brewer, as the Company’s President and Chief Executive Officer, does not receive any additional cash or equity-based compensation for serving on the Board.

Cash Compensation. During 2015, non-employee directors were paid an annual base cash compensation of $45,000 and additional daily cash compensation for attendance at Board and Board committee meetings ($1,500 per day per Board or committee meeting attended). Non-employee directors who serve as chairs of Board committees are paid an additional $300 per day per committee meeting attended. In recognition of the significant amount of time they are required to spend on Company business between meetings, the Board Chairman is paid an additional annual $30,000 cash retainer and the Chair of the Audit Committee and of the Compensation Committee are each paid an additional annual $10,000 cash retainer.

Equity-Based Compensation. Upon the initial election or appointment of a new director and for each year of continuing service on the Board, a non-employee director is granted stock options, restricted stock, restricted stock units, phantom stock units or a combination thereof as the long-term incentive portion of director compensation. Such equity-based awards are made as of the date of appointment or re-election in the form and amount as determined by the Board on the recommendation of the Compensation Committee. The value and the number of equity awards granted to the directors in 2015 are reported in the table below.

Other Benefits. The Company has a policy that the non-employee directors should promote the Company’s products by using the Company’s current products whenever they play golf. To assist them in complying with this policy, non-employee directors are entitled to receive a limited amount of the Company’s golf club and golf ball products, free of charge, for their own personal use and the use of immediate family members residing in their households. Non-employee directors also receive a limited amount of other products (e.g., apparel and other accessories) free of charge and the right to purchase a limited amount of additional golf clubs, balls and accessories at a discount that is not material in amount. The aggregate value of this personal benefit did not exceed $10,000 for any director in 2015 and is therefore not required to be reported in the table below.

Director Compensation in Fiscal Year 2015

The following table summarizes the compensation of the Company’s non-employee directors for fiscal year 2015:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Samuel H. Armacost	$91,900	$50,000	$—	$—	$—	$—	$141,900
Ronald S. Beard	$115,500	$50,000	$—	$—	$—	$—	$165,500
John C. Cushman, III	$73,500	$50,000	$—	$—	$—	$—	$123,500
John F. Lundgren	$91,600	$50,000	$—	$—	$—	$—	$141,600
Adebayo O. Ogunlesi	$74,700	$50,000	$—	$—	$—	$—	$124,700
Richard L. Rosenfield	$73,500	$50,000	$—	$—	$—	$—	$123,500
Linda B. Segre(3)	$24,750	$75,000	$—	$—	$—	$—	$99,750
Anthony S. Thornley	$76,500	$50,000	$—	$—	$—	$—	$126,500

(1) Messrs. Armacost, Lundgren and Ogunlesi each served as chair of a committee for all or a portion of 2015 and received the additional per day fee with respect to each committee meeting chaired. Mr. Beard was paid an additional $30,000 for service as Board Chair. Each of Messrs. Armacost and Lundgren was paid an additional $10,000 for service as Audit Committee Chair and Compensation Committee Chair, respectively.

(2) Represents the aggregate grant date fair value of restricted stock units (“RSUs”) calculated for financial reporting purposes for the year utilizing the provisions of Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“ASC 718”). See Note 15, “Share-Based Compensation,” to the Company’s Audited Consolidated Financial Statements set forth in the Company’s Form 10-K for the year ended December 31, 2015 for information concerning the ASC 718 values, which are based on the fair value of the Common Stock on the date of grant. In 2015, each non-employee director who was re-elected to the Board was granted 5,348 RSUs with a grant date value of $50,000 as continuing service awards, which, subject to continued service, vest on the one-year anniversary of the grant date. In connection with her appointment to the Board in August 2015, Ms. Segre was granted 8,242 RSUs with a grant date value of $75,000, which, subject to continued service, vest on the one-year anniversary of the grant date. The table below shows the number of RSUs outstanding as of December 31, 2015, including accrued share dividend equivalents:

Director	# of RSUs
Messrs. Armacost, Beard, Cushman, Lundgren, Ogunlesi, Rosenfield and Thornley(1)	12,998
Ms. Segre	8,260

(1) As of December 31, 2015, Mr. Thornley also had outstanding 38,189 stock appreciation rights he received as the long-term incentive portion of his compensation for his prior service as the Company’s interim President and Chief Executive Officer.

(3) Ms. Segre was appointed to the Board in August 2015.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The terms of all of the Company’s directors expire at the Annual Meeting. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the Company’s nine current directors (identified in the table below) to stand for election at the Annual Meeting to serve until the 2017 annual meeting of shareholders and until their respective successors are elected and qualified.

Director Nominee	Positions with the Company
Oliver G. (Chip) Brewer III	President and Chief Executive Officer
Ronald S. Beard	Chairman of the Board
Samuel H. Armacost	Director
John C. Cushman, III	Director
John F. Lundgren	Director
Adebayo O. Ogunlesi	Director
Richard L. Rosenfield	Director
Linda B. Segre	Director
Anthony S. Thornley	Director

Each director nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a director if elected. If any one or more of such nominees should for any reason become unavailable for election, the persons named in the accompanying form of proxy may vote for the election of such substitute nominees as the Board may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter. There is no family relationship between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Following an extensive search and after considering the recommendation of a third-party search firm, Ms. Segre was appointed to the Board in August 2015.

Oliver G. (Chip) Brewer III	Director and President and Chief Executive Officer

Age: 52 Director Since: 2012 Board Committees: None Other Public Co. Directorships During Past 5 Years: Adams Golf, Inc. (2000-2012)

Since 2012, Mr. Brewer has served as the Company’s President and Chief Executive and as a member of the Board. He has also, since 2012, served as a Director of Topgolf International, Inc., in which the Company has a minority ownership interest. Additionally, Mr. Brewer currently serves as Chairman of the National Golf Foundation’s Board. From January 2002 to February 2012, Mr. Brewer served as the President and Chief Executive Officer of Adams Golf, Inc. He was President and Chief Operating Officer of Adams Golf from August 2000 to January 2002 and served as its Senior Vice President of Sales and Marketing from September 1998 to August 2000. Mr. Brewer is a graduate of William and Mary College and received his MBA from Harvard Business School in 1991.

Specific Qualifications, Attributes, Skills & Experience

Mr. Brewer is highly qualified, and was renominated, to serve on the Board, among other reasons, because the Board believes it is important to have the Company’s Chief Executive Officer serve on the Board as he is the one closest to the Company’s day-to-day operations. In addition, Mr. Brewer has extensive experience in the golf industry, public golf company board and executive officer experience, and has functional expertise in finance, human resources and manufacturing, international business, research and development, strategic planning, consumer sales and marketing, selling to retailers, and mergers and acquisitions.
Ronald S. Beard	Chairman of the Board
Age: 77 Director Since: 2001 Board Committees: Audit, Compensation, Nominating and Corporate Governance Other Public Co. Directorships During Past 5 Years: Javo Beverage Company (2004-2011)	Mr. Beard has served as Board Chairman since 2005 and held the position of Lead Independent Director from August 2002 until that position was merged into his position as Chairman. Mr. Beard is currently a partner in the Zeughauser Group, consultants to the legal industry. Mr. Beard is a retired former partner of the law firm of Gibson, Dunn & Crutcher LLP. He joined the firm in 1964, served as Chairman of the firm from April 1991 until December 2001, and was also its Managing Partner from April 1991 until mid-1997. Mr. Beard served as the Company’s general outside counsel from 1998 until he joined the Board. Mr. Beard served as a board member of Document Sciences Corporation from December 2004 until March 2008 when it was sold. He received his law degree in 1964 from Yale Law School.

Specific Qualifications, Attributes, Skills & Experience

Mr. Beard is highly qualified, and was renominated, to serve on the Board, among other reasons, due to his extensive experience with the Company as a Board member and previously as its primary outside legal advisor. Mr. Beard, among other things, has other public company board experience, and experience with corporate governance, executive compensation, as well as executive officer experience as chairman of a leading global law firm. Mr. Beard also has functional expertise in finance, accounting, legal matters, international business, strategic planning, and mergers and acquisitions.

Samuel H. Armacost	Director

Age: 77

Director Since: 2003

Board Committees: Audit (Chair), Compensation

Other Public Co. Directorships During Past 5 Years: Franklin Resources, Inc. (2004-2014); Exponent, Inc. (1989-2013); Chevron Corporation (1982-2011); Del Monte Foods, Inc. (2002-2011)

From 1981 to 2010, Mr. Armacost served as a Director of SRI International (formerly Stanford Research Institute), an independent nonprofit research institute, and was its Chairman from 1998 to March 2010. In April 2010, Mr. Armacost was appointed as Chairman Emeritus. Mr. Armacost continues to serve as a member of the SRI International Board of Directors. He was Managing Director of Weiss, Peck & Greer LLC (an investment management and venture capital firm) from 1990 to 1998. He was Managing Director of Merrill Lynch Capital Markets from 1987 to 1990. He was President and Chief Executive Officer of BankAmerica Corporation from 1981 to 1986. He also served as Chief Financial Officer of BankAmerica Corporation from 1979 to 1981. Mr. Armacost is a graduate of Denison University and received his MBA from Stanford University in 1964.

Specific Qualifications, Attributes, Skills & Experience
Mr. Armacost is highly qualified, and was renominated, to serve on the Board, among other reasons, due to his extensive experience with the Company as a Board member as well as his prior chief executive officer experience of a public company, his other public company board experience, and his experience with corporate governance and executive compensation. He also has functional expertise in finance, accounting, investment banking, human resources/compensation, technology, international business, research and development, strategic planning, and mergers and acquisitions.

John C. Cushman, III	Director
Age: 75 Director Since: 2003 Board Committees: Compensation, Nominating and Corporate Governance Other Public Co. Directorships During Past 5 Years: None	Mr. Cushman is Chairman, Global Transactions of Cushman & Wakefield, Inc. He has served as its Chairman or Co-Chairman since it merged with Cushman Realty Corporation in 2001. Mr. Cushman co-founded Cushman Realty Corporation in 1978 and also served as its Chief Executive Officer. Mr. Cushman also serves as Director and Chief Executive Officer of Cushman Winery Corporation, which is the owner of Zaca Mesa Winery, and which he co-founded in 1972. Mr. Cushman is a 1963 graduate of Colgate University where he also earned an Honorary Doctorate in Humane Letters in 2008, and he completed the Advanced Management Program at Harvard University in 1977.

Specific Qualifications, Attributes, Skills & Experience

Mr. Cushman is highly qualified, and was renominated, to serve on the Board, among other reasons, due to his extensive experience with the Company as a Board member as well as his current executive position with Cushman & Wakefield, his prior chief executive officer experience, his other public company board experience, and his experience with corporate governance and executive compensation. Mr. Cushman also has functional expertise in finance, human resources/compensation, international business, strategic planning, the retail industry, and mergers and acquisitions.

John F. Lundgren	Director
Age: 64 Director Since: 2009 Board Committees: Audit, Compensation (Chair) Other Public Co. Directorships During Past 5 Years: Stanley Black & Decker, Inc. (2004-Present)	Mr. Lundgren is Chairman and Chief Executive Officer of Stanley Black & Decker, Inc., the successor entity following the merger of The Stanley Works and Black and Decker in March 2010. Prior to the merger, Mr. Lundgren served as Chairman and Chief Executive Officer of The Stanley Works, a worldwide supplier of consumer products, industrial tools and security solutions for professional, industrial and consumer use. Prior to joining The Stanley Works in 2004, Mr. Lundgren served as President — European Consumer Products, of Georgia Pacific Corporation and also held various positions in finance, manufacturing, corporate development and strategic planning with Georgia Pacific and its predecessor companies, namely James River Corporation from 1995 to 1997 and Fort James Corporation from 1997 to 2000. Mr. Lundgren began his business career in brand management at the Gillette Corporation. Mr. Lundgren is a member of the board of directors of the National Association of Manufacturers. Mr. Lundgren is a graduate of Dartmouth College and received his MBA from Stanford University.

Specific Qualifications, Attributes, Skills & Experience

Mr. Lundgren is highly qualified, and was renominated, to serve on the Board, among other reasons, due to his prior experience with the Company as a Board member as well as his current position of chief executive officer of a public company, his prior operating experience, and his experience with corporate governance and executive compensation matters. Mr. Lundgren also has functional expertise in finance, human resources/compensation, manufacturing, international business, strategic planning, consumer sales and marketing, retail sell-through, and mergers and acquisitions.

Adebayo O. Ogunlesi	Director

Age: 62

Director Since: 2010

Board Committees: Audit, Nominating and Corporate Governance (Chair)

Other Public Co. Directorships During Past 5 Years: The Goldman Sachs Group (2012-Present); Kosmos Energy Ltd. (2004-Present)

Mr. Ogunlesi is Chairman and Managing Partner of Global Infrastructure Management, LLC, a private equity firm with over $18.5 billion in assets under management and which invests worldwide in infrastructure assets in the energy, transport, and water and waste industry sectors. Prior to founding Global Infrastructure Management, Mr. Ogunlesi spent 23 years at Credit Suisse where he held senior positions, including Executive Vice Chairman and Chief Client Officer and prior to that Global Head of Investment Banking. Mr. Ogunlesi holds a B.A. (First Class Honours) in Politics, Philosophy and Economics from Oxford University, a J.D. (magna cum laude) from Harvard Law School and an M.B.A. from Harvard Business School. Prior to joining Credit Suisse, he was an attorney with the New York law firm of Cravath, Swaine & Moore. From 1980 to 1981, he served as a Law Clerk to the Honorable Thurgood Marshall, Associate Justice of the United States Supreme Court.

Specific Qualifications, Attributes, Skills & Experience

Mr. Ogunlesi is highly qualified, and was renominated, to serve on the Board, among other reasons, due to prior service on the Company’s Board, his current executive officer position, and his experience with investment banking, legal matters, corporate governance and executive compensation. Mr. Ogunlesi also has functional expertise in finance, international business, strategic planning, and mergers and acquisitions.

Richard L. Rosenfield	Director
Age: 70 Director Since: 1994 Board Committees: Compensation, Nominating and Corporate Governance Other Public Co. Directorships During Past 5 Years: California Pizza Kitchen, Inc. (1985-2011)	Mr. Rosenfield co-founded Flax and Rosenfield Capital Partners in 2012, a firm intended to develop restaurant concepts and restaurant-related real estate. From 1985 until July 2011, Mr. Rosenfield served as co-founder and co-Chairman of California Pizza Kitchen, Inc., a casual dining full-service pizza restaurant chain. From 1985 until 1996 and then from 2003 until July 2011, he also served as co-President and co-Chief Executive Officer of California Pizza Kitchen, Inc. From 1973 to 1985, Mr. Rosenfield was a principal and partner of Flax & Rosenfield, a private law firm in Beverly Hills, California. From 1969 to 1973, Mr. Rosenfield served as an attorney in the U.S. Department of Justice. He is a 1969 graduate of DePaul University College of Law.

Specific Qualifications, Attributes, Skills & Experience

Mr. Rosenfield is highly qualified, and was renominated, to serve on the Board, among other reasons, due to his extensive experience with the Company as a Board member as well as his prior chief executive officer experience, his other public company board experience, and his experience with corporate governance and executive compensation. Mr. Rosenfield also has functional expertise in legal matters, international business, strategic planning, consumer sales and marketing, the retail industry, and mergers and acquisitions.

Linda B. Segre	Director
Age: 55 Director Since: 2015 Board Committees: None Other Public Co. Directorships During Past 5 Years: None	Ms. Segre is Executive Vice President, Chief Strategy and People Officer of Diamond Foods, Inc., a San Francisco-based company that produces premium snack food and culinary nut products. Ms. Segre first joined Diamond Foods in 2009 as Senior Vice President, Corporate Strategy. Before joining Diamond Foods, Ms. Segre served as Managing Director of Google.org and Vice President and Managing Director of The Boston Consulting Group’s San Francisco Office. From 1981 until 1985, Ms. Segre was a touring golf professional in the United States, Europe and Asia having won five tournaments including the Irish Open and the Reno Open. Ms. Segre holds a degree in economics from Stanford University and an MBA from the Stanford Graduate School of Business.

Specific Qualifications, Attributes, Skills & Experience

Ms. Segre is highly qualified, and was nominated, to serve on the Board, among other reasons, due to her extensive public company executive officer experience, her extensive knowledge of corporate strategy and consumer products and the unique perspective regarding the golf business that she brings as a former professional golfer. Ms. Segre also has functional expertise in accounting, human resources/compensation, international business, strategic planning, and consumer sales and marketing.

Anthony S. Thornley	Director

Age: 69

Director Since: 2004

Board Committees: Audit, Nominating and Corporate Governance

Other Public Co. Directorships During Past 5 Years: Cavium, Inc. (2006-Present); Transdel Pharmaceuticals, Inc. (2007-2011); Peregrine Semiconductor Corp. (2010-2014).

Mr. Thornley served as interim President and Chief Executive Officer of the Company from June 2011 to March 2012. From February 2002 to July 2005, he served as President and Chief Operating Officer of QUALCOMM Incorporated, the San Diego-based company that pioneered and developed technologies used in wireless networks throughout much of the world. He previously served as QUALCOMM’s Chief Financial Officer beginning in 1994, while also holding titles of Vice President, Senior Vice President and Executive Vice President. Prior to joining QUALCOMM, Mr. Thornley worked for Nortel Networks for 16 years, serving in various financial and information systems management positions including Vice President of Public Networks, Vice President of Finance NT World Trade, and Corporate Controller Northern Telecom Limited. Before Nortel, Mr. Thornley worked for Coopers & Lybrand.

Mr. Thornley received his degree in chemistry from Manchester University, England, and qualified as a chartered accountant.

Specific Qualifications, Attributes, Skills & Experience
Mr. Thornley is highly qualified, and was renominated, to serve on the Board, among other reasons, due to his prior service as interim President and Chief Executive Officer of the Company, extensive experience with the Company as a Board member as well as his prior executive and operational experience, his other public company board experience, and his experience with corporate governance and executive compensation matters. He also has functional expertise in finance, accounting, human resources/compensation, technology, manufacturing, international business matters, research and development, strategic planning, consumer sales and marketing, and mergers and acquisitions.

Vote Required. Assuming a quorum is present, the nine nominees receiving the highest number of votes at the Annual Meeting will be elected as directors. You may vote “for” or “withhold” with respect to the election of any or all of the nominees. Your cumulative voting rights entitle you to cast as many votes as are equal to the number of directors to be elected (nine) multiplied by the number of shares you own, which votes may be cast for one candidate or distributed among two or more candidates.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

AUDIT COMMITTEE REPORT

Management has the responsibility for the preparation, presentation and integrity of the Company’s financial statements and for its financial reporting process, and the Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformance of the Company’s financial statements to accounting principles generally accepted in the United States. The Audit Committee is responsible for reviewing and discussing with management and the Company’s independent registered public accounting firm the Company’s annual and quarterly financial statements and financial reporting process and for providing advice, counsel and direction on such matters based upon the information it receives, its discussions with management and the independent registered public accounting firm and the experience of the Audit Committee members in business, financial and accounting matters.

Consistent with and in furtherance of its chartered duties, the Audit Committee has adopted: (i) a written policy restricting the hiring of candidates for accounting or financial reporting positions if such candidates have certain current or former relationships with the Company’s independent registered public accounting firm; (ii) procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing and federal securities laws matters and the confidential, anonymous submission by employees of any concerns regarding any of the foregoing; and (iii) a written policy governing the preapproval of audit and non-audit services to be provided by the Company’s independent registered public accounting firm and of the fees therefor. See “Information Concerning Independent Registered Public Accounting Firm—Policy for Preapproval of Auditor Fees and Services,” below.

Internal Audit

The Company has an internal audit department that, among other things, is responsible for objectively reviewing and evaluating the adequacy and effectiveness of the Company’s system of internal controls, including controls relating to financial reporting reliability. The internal audit department reports directly to the Audit Committee and, for administrative purposes, to the Company’s Chief Financial Officer.

2015 Audit Committee Activities

Following a formal evaluation by the Audit Committee and by the Company’s management of the performance of Deloitte & Touche LLP (“Deloitte”) in 2014, the Audit Committee appointed Deloitte to serve as the Company’s independent registered public accounting firm for 2015. The Audit Committee reviewed and discussed with management and Deloitte the Company’s quarterly and audited annual financial statements for the year ended December 31, 2015. The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “2015 10-K”), as well as Deloitte’s Report of Independent Registered Public Accounting Firm included in the 2015 10-K related to its audit of the consolidated financial statements. The Audit Committee met privately with Deloitte and discussed issues deemed significant by Deloitte. The Audit Committee also discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

During the course of 2015, the Audit Committee also oversaw management’s evaluation of the Company’s internal control over financial reporting. The principal internal auditor and management documented, tested and evaluated the Company’s internal control over financial reporting system in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice during the process. In connection with this oversight, the Audit Committee received periodic updates provided by the principal internal auditor, management and Deloitte at least quarterly at an Audit Committee meeting. Upon completion of the evaluation, the principal internal auditor and management reported to the Audit Committee regarding the effectiveness of the Company’s internal control over financial reporting and the Audit Committee reviewed and discussed with Deloitte its Report of Independent Registered Public Accounting Firm included in the 2015 10-K related to its audit of the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting.

In addition, the Audit Committee has received from Deloitte the written disclosures and the letter required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) and has discussed with Deloitte its independence. Although such letter is only required annually, as a matter of procedure the Audit Committee requests that Deloitte provide such letter at least quarterly and such letter was provided at least quarterly during 2015. The Audit Committee actively engaged in a dialogue with Deloitte with respect to any disclosed relationships or services that might impact Deloitte’s objectivity and independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the 2015 10-K for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Samuel H. Armacost (Chair) | Ronald S. Beard

John F. Lundgren | Adebayo O. Ogunlesi | Anthony S. Thornley

INFORMATION CONCERNING INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Fees of Independent Registered Public Accounting Firm

The following table shows the fees billed by Deloitte & Touche LLP for the years ended December 31, 2015 and December 31, 2014:

	2015	2014	Description

Audit Fees	$1,491,900	$1,543,187	Includes fees for (i) the audit of the Company’s annual financial statements, (ii) the review of the Company’s interim financial statements, (iii) the audit of the Company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, (iv) statutory audits and related services for the Company’s international subsidiaries, and (v) other services that generally only the independent auditor can reasonably provide, including comfort letters, statutory audits, attest services, and consents and assistance with and review of documents filed with the SEC. The Company reimburses Deloitte for expenses incurred in connection with the audit in an amount not to exceed 6% of the audit fees. The amounts of these reimbursements are not included in the audit fees shown.

Audit-Related Fees	--	$10,000	Includes fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. The fees incurred were in connection with the audit of the Company’s 401(k) Retirement Investment Plan.

Tax Fees	$100,864	$271,775	Includes fees for services performed by the professional staff in Deloitte’s tax department except for those tax services that could be classified as audit or audit-related services, including routine foreign tax compliance and tax advice.

All Other Fees	--	--	Includes fees for all services except those described above.

None of the fees listed above were approved by the Audit Committee in reliance on a waiver from pre-approval under Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Policy for Preapproval of Auditor Fees and Services

The Audit Committee has adopted a policy that it must preapprove all audit and non-audit services to be performed by the Company’s independent registered public accounting firm before the firm is engaged to perform the services. The Audit Committee must also preapprove the estimated fees for such services, as well as any material change to the terms, conditions or fees related thereto. The Audit Committee will only preapprove those services that would not impair the independence of the independent registered public accounting firm and only those audit-related, tax or non-audit services that are consistent with the SEC’s and PCAOB’s rules on auditor independence. The policy specifically provides that the following non-audit services will not be preapproved: (i) bookkeeping or other services related to the Company’s accounting records or financial statements, (ii) financial information systems design and implementation, (iii) appraisal or valuation services, fairness opinions or contribution-in-kind reports, (iv) actuarial services, (v) internal audit outsourcing services, (vi) management functions, (vii) human resources, (viii) broker-dealer, investment adviser or investment banking services, (ix) legal services and (x) expert services unrelated to an audit for the purpose of advocating the Company’s interests in litigation or in a regulatory or administrative proceeding or investigation.

The Audit Committee has delegated to the Audit Committee Chair the authority (within specified limits) to preapprove services consistent with the policy if it is not practical to wait until the next Audit Committee meeting to seek such approval. The Audit Committee Chair must report any services it preapproved to the Audit Committee at its next meeting.

Under the policy, the Audit Committee at least annually will review and where appropriate preapprove the services expected to be performed by the Company’s independent registered public accounting firm. Any subsequent request to have the independent registered public accounting firm perform any additional services must be submitted to the Audit Committee by the Company’s Chief Financial Officer or Chief Accounting Officer, together with the independent registered public accounting firm, and must include an affirmation from each that the provision of such services is consistent with the SEC’s and PCAOB’s rules on auditor independence.

PROPOSAL NO. 2 - RATIFICATION OF THE APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, which is comprised entirely of independent directors, has appointed Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. This appointment was made following the Audit Committee’s formal evaluation of Deloitte’s performance in 2015 (for details concerning this evaluation process, see “Board of Directors and Corporate Governance—Board Committees—Audit Committee,” above). Deloitte has served as the Company’s independent registered public accounting firm since December 2002. Information concerning the services performed by Deloitte and the fees for such services for 2015 and 2014 are set forth under “Information Concerning Independent Registered Public Accounting Firm—Fees of Independent Registered Public Accounting Firm,” above. Deloitte representatives are expected to attend the Annual Meeting and to be available to respond to appropriate questions, and if they desire, will have the opportunity to make a statement.

The Audit Committee and the Board seek shareholder ratification of the Audit Committee’s appointment of Deloitte as the Company’s independent registered public accounting firm to audit the Company’s and its subsidiaries’ financial statements for the fiscal year ending December 31, 2016. Ratification of this appointment is not required to be submitted to shareholders. However, such ratification is being sought as a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will reconsider it. Because the Audit Committee is directly responsible for appointing the Company’s independent registered public accounting firm, however, the ultimate decision to retain or appoint Deloitte in the future as the Company’s independent registered public accounting firm will be made by the Audit Committee based upon the best interests of the Company at that time.

Vote Required. Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock having voting power present in person or represented by proxy at the Annual Meeting is required for approval of this proposal.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL
YEAR ENDING DECEMBER 31, 2016.

EXECUTIVE OFFICER COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement for filing with the SEC.

COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE

John F. Lundgren (Chair) | Samuel H. Armacost

Ronald S. Beard | John C. Cushman, III | Richard L. Rosenfield

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) is designed to provide shareholders with an understanding of the Company’s compensation philosophy and objectives as well as the analysis that the Company performed in setting executive compensation for 2015. The Board has delegated to the Compensation Committee the general responsibility for oversight of the Company’s compensation philosophy, policies and programs, including those applicable to the Company’s named executive officers (“NEOs”). This CD&A discusses the Compensation Committee’s determination of how and why, in addition to what, compensation actions were taken during 2015 for the NEOs. The NEOs, as determined in accordance with SEC rules, for 2015 were:

Oliver G. (Chip) Brewer III	President and Chief Executive Officer
Robert K. Julian	Senior Vice President and Chief Financial Officer
Alan Hocknell	Senior Vice President, Research and Development
Mark F. Leposky	Senior Vice President, Global Operations
Neil Howie	Managing Director and President, Europe, Middle East & Africa
Bradley J. Holiday	Former Senior Executive Vice President and Chief Financial Officer

Investors are encouraged to read this CD&A in conjunction with the compensation tables and related notes, which include more detailed information about the compensation of the NEOs for 2015. See “2015 Compensation Tables,” below. For comparison purposes, the amounts reported for Mr. Howie in this CD&A and in the compensation tables and related notes, reflect the translation of those amounts into U.S. dollars based upon applicable exchange rates, although his actual compensation was paid in his local currency.

Overview1

Corporate 2015 Performance and Business Environment.  On an operational performance basis, 2015 was a strong year for the Company, as the Company continued to realize the many benefits from the turnaround initiatives it implemented over the last few years. On the strength of its 2015 product line, the Company increased market share across multiple product categories. Some highlights include the following dollar market share positions in the United States for 2015:

•	#1 in total golf clubs
•	#1 in irons
•	#1 in fairway woods
•	#1 in hybrids
•	#1 in putters
•	#2 in drivers

Despite this strong operational performance, the Company’s reported financial results were affected significantly by adverse changes in foreign currency rates. The U.S. dollar strengthened significantly in late 2014 and ultimately had a $53.2 million negative impact on 2015 net sales as compared to 2014. Because of the magnitude and swiftness of the change in foreign currency rates, which was outside the control of management, the Compensation Committee elected to measure management’s performance in 2015 on a constant currency basis for compensation purposes. Constant currency results are derived by taking the Company’s 2015 local currency results and translating them into U.S. dollars based upon 2014 rates.

On a constant currency basis, the Company’s financial results were strong with net sales growth of 1% (despite unfavorable market conditions in Asia) and significant increases in profitability, including the following:

•	Constant currency gross margin increased 510 basis points in 2015 compared to 2014.

•	Constant currency operating income increased $35.3 million (115%) in 2015 compared to 2014.

•	Constant currency net income increased by $36.1 million (226%) in 2015 compared to 2014.

•	Constant currency diluted earnings per share increased $0.42 (210%) in 2015 compared to 2014.

•	Constant currency earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased $31.7 million (61%) in 2015 compared to 2014.

•	The Company also strengthened its balance sheet through exchange transactions and shareholder conversions following a notice of redemption, which resulted in the elimination of all of the Company’s long-term debt.

•	Total shareholder return in 2015 was 23%.

1 Non-GAAP Information. In order to assist interested parties with period-over-period comparisons on a consistent and comparable basis, the discussion set forth in this section provides certain non-GAAP information regarding the Company’s financial results, including earnings before interest, taxes, and depreciation and amortization expenses and financial results on a constant currency basis. This non-GAAP information may include non-GAAP financial measures within the meaning of Regulation G. Appendix A to this Proxy Statement includes a reconciliation of such non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP.

Overview of 2015 Executive Compensation Decisions.  Set forth below is a summary of certain compensation-related actions the Company made during 2015 and early 2016 and the status of certain compensation practices:

•	The Compensation Committee held the 2015 base salary of the Company’s Chief Executive Officer at the 2014 level, and approved modest base salary increases for the other NEOs for 2015, consistent with the overall strategy of attracting and retaining top executive talent.

•	Above-target bonuses were paid to the NEOs for 2015 under the Company’s 2015 annual incentive program as the Company exceeded the maximum financial performance goals under the program, reflecting the continued improvement in the Company’s operational performance on a constant currency basis.

•	In 2015, the Company granted to the NEOs performance-based restricted stock units (“PRSUs”) and service-based restricted stock units (“RSUs”) as the long-term incentive awards, continuing the use of PRSUs introduced in 2014.

•	As was the case in 2014, a majority of the long-term incentive awards granted in 2015 were PRSUs.

•	In 2015, the Company revised its compensation peer group by deleting three corporations whose revenue was in excess of 2x the Company’s revenue and by adding three new corporations whose revenue was less than the Company’s revenue.

•	In early 2016, the framework of the long-term incentive awards for executive officers was modified. The PRSUs granted in 2016 were based on a three-year performance period instead of a one-year performance period plus a two-year service-based vesting period.

Compensation Best Practices. In addition, in 2015 and early 2016, the Company continued the following compensation practices:

	What We Do		What We Do Not Do
✓	Link a large majority of annual incentive pay to objective, pre-established Company financial goals, while also taking into account individual executive performance	×	No excise tax gross ups in our executive employment agreement

✓	Grant a majority of the long-term incentive awards with vesting contingent on achieving clearly defined and objective performance measures in both annual cash incentive program and PRSUs that are focused on drivers of shareholder value creation	×	No single trigger change-in-control severance payments

✓	Grant equity awards under a policy that has strict controls on grant processes and timing	×	No automatic single trigger vesting of equity awards upon a change-in-control

✓	Include clawback provisions in executive employment agreements	×	No dividends on RSUs prior to vesting

✓	Maintain stock ownership guidelines and holding requirements for executive officers and directors	×	No dividends on PRSUs

✓	Engage an independent compensation consultant through the Compensation Committee	×	No pension or supplemental executive retirement benefits to executives

✓	Engage with shareholders as appropriate and consider their input in the Company’s executive compensation programs	×	No re-pricing of stock options without shareholder approval

✓	Conduct an annual risk assessment of the Company’s executive and broad-based compensation programs

✓	Prohibit hedging, short sales and pledging of Company stock by executive officers and directors

Purpose of Executive Compensation Programs

Callaway Golf Company is a public corporation engaged in the manufacture and sale of golf clubs and golf balls, as well as the sale of other golf-related products, including golf bags, apparel, footwear, and accessories. The sale of golf products is a highly competitive business that is becoming more competitive each year. The Company has operations in the United States, the United Kingdom, Japan, Canada, Korea, Australia, China, India and other regions, and directly, or indirectly through third party distributors, sells its products in over 100 countries worldwide. In 2015, the Company had net sales of approximately $844 million. Given the complexity and size of the Company’s business, the Board must recruit and appoint highly qualified individuals to serve as the Company’s executive officers to oversee and manage the Company’s operations. The purpose of the Company’s executive compensation program is to attract, retain, motivate and appropriately reward these executive officers and to align their interests with those of the Company’s shareholders by incentivizing the executive officers to operate the Company in a manner that creates shareholder value.

Guiding Principles for Executive Compensation

In developing appropriate executive compensation programs, the Compensation Committee is generally guided by the following principles:

Compensation levels should be sufficiently competitive to attract and retain the executive talent needed. The Company’s overall compensation levels are targeted to attract the management talent needed to achieve and maintain a leadership position in the businesses where the Company chooses to compete. As discussed below under “—The Role of the Compensation Committee—The Role of Peer Companies and Benchmarking,” the Company does not target or position compensation at a specific percentile relative to market data. Instead, given the complexity and competitiveness of the Company’s business, as well as the high cost of living in San Diego where its principal offices are located, this information is used as a general guide in setting and assessing executive compensation levels and practices.

A significant portion of total compensation should be related to performance. Executive compensation should be linked to Company and individual performance. The annual incentive compensation element is tied directly to short-term corporate performance but the final payout may be affected by individual performance, and a majority of the long-term incentive compensation element is tied to corporate performance. Because the Company’s stock price is a function of many factors, some of which are outside the control of management, the Compensation Committee believes that it is more appropriate and motivational to link compensation to corporate performance objectives that are within management’s control rather than stock price. Over time, there is a strong correlation between the Company’s long-term performance and the Company’s stock price. Under the Company’s plans, performance above targeted goals generally results in compensation above targeted levels, and performance below targeted goals generally results in compensation below targeted levels.

Compensation should reflect position and responsibility, and incentive compensation should be a greater proportion of total compensation for more senior positions. Total compensation should generally increase with position and responsibility. At the same time, a greater percentage of total compensation should be tied to corporate and individual performance, and therefore at risk, as position and responsibility increases. Accordingly, individuals with greater roles and responsibility for achieving the Company’s performance targets should bear a greater proportion of the risk that those goals are not achieved and should receive a greater proportion of the reward if goals are met or surpassed.

Incentive compensation should strike a balance between short-term and long-term performance. The Company’s compensation plans focus management on achieving strong annual performance in a manner that supports the Company’s long-term success and profitability. Accordingly, the Company uses both annual incentives and long-term incentives, with the proportion of long-term incentives increasing at higher levels of responsibility where individuals have the greatest influence over the Company’s strategic direction and results over time.

A significant portion of executive compensation should be stock-based. In order to further align the interests of the Company’s executive officers with those of the Company’s shareholders, the Compensation Committee believes that a significant portion of executive compensation should be stock-based compensation. As a result, in any given year, all or a majority of the Company’s long-term incentives for executive officers is stock-based in the form of stock options, stock appreciation rights, restricted stock units, phantom stock units, and performance units settled in cash or stock. The executive officers are also subject to stock ownership guidelines which require the executive officers to own a minimum amount of Common Stock interests and hold a portion of the shares of Common Stock received from the long-term incentive awards if not in compliance with the guidelines.

The tax deductibility of compensation should be maximized where appropriate. In designing and approving the Company’s executive compensation plans, the Compensation Committee considers the effect of all applicable tax regulations, including Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million paid to the chief executive officer or certain of the Company’s other executive officers. Although maximizing the tax deductibility of compensation is an important consideration, the Compensation Committee may from time to time approve compensation that does not qualify for deductibility where it is appropriate to do so in light of other compelling interests or objectives. In addition, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, and the fact that such regulations and interpretations may change from time to time (with potentially retroactive effect), no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

The Compensation Committee uses various resources to guide its compensation decisions. In setting compensation, the Compensation Committee works with the Company’s Chief Executive Officer and Senior Vice President of Global Human Resources. In addition, the Compensation Committee has engaged an outside independent compensation consultant to provide independent advice and information on executive compensation matters. See “—The Compensation Committee’s Role—The Independent Compensation Consultant’s Role,” below.

The Compensation Committee’s Role

The Board has delegated to the Compensation Committee the general responsibility for oversight of the Company’s compensation philosophy, policies and programs, including those applicable to the NEOs.

The Compensation Committee, comprised entirely of independent directors, has the responsibility for, among other things, approving and overseeing the Company’s executive compensation programs, including the design and implementation of those programs to ensure that the programs are reasonable and not excessive, that they reward corporate and individual performance, and that they provide appropriate incentives for the executive officers and do not encourage excessive risk taking. This responsibility includes setting base salaries, developing appropriate short-term and long-term incentives, approving stock-based award plans and grants, approving employment agreements (including severance and change-in-control provisions), and approving other compensation or benefit plans, arrangements and agreements applicable to executive officers.

The Compensation Committee, in consultation with the other independent directors, sets the compensation of the Chief Executive Officer, and the Compensation Committee, in consultation with the Chief Executive Officer, sets the compensation of the other executive officers. The Compensation Committee consults with outside compensation advisors and legal counsel as it deems appropriate.

The Compensation Committee reviews the performance of the executive officers. The review includes a detailed comparison of the Company’s financial performance in absolute terms and against its annual operating plan, a review of performance against stipulated metrics and performance criteria in various compensation plans, a review of the respective executive’s accomplishments including performance against any agreed-upon objectives, and any other relevant factors pertinent to that year’s results as discussed below. In the case of the Company’s Chief Executive Officer, the review also includes a written evaluation of his performance by the independent directors based upon a review of the Chief Executive Officer’s agreed-upon annual objectives and accomplishments as well as his self-appraisal of his performance. The Compensation Committee also seeks input from the Chief Executive Officer’s direct reports as appropriate. Following this detailed review, all of the independent directors participate in executive session to review this information and provide input to the Compensation Committee in its consideration of any changes in compensation for the Chief Executive Officer. Mr. Brewer is not present during voting or deliberations by the independent directors regarding his own compensation

The Compensation Committee routinely reviews the Company’s executive compensation programs and makes modifications as appropriate in light of Company and industry dynamics as well as current trends and best practices. The amounts paid to an individual executive in any given year reflect the Company’s current compensation programs, continuing prior commitments under previous programs or contracts, and the current performance of that executive. As a result, in any given year there may be circumstances that result in an executive’s compensation being different from the Company’s current programs and practices but over time compensation should in the aggregate be consistent with the Company’s compensation programs as they evolve in light of current trends and best practices.

Additional information concerning the Compensation Committee’s responsibilities can be found under the section entitled “Board of Directors and Corporate Governance—Board Committees,” above.

The Chief Executive Officer’s Role

At the Compensation Committee’s request, the Company’s Chief Executive Officer, Mr. Brewer, provides input regarding the performance and appropriate compensation of the Company’s other executive officers. The Compensation Committee considers Mr. Brewer’s evaluation of the other executive officers because of his direct knowledge of each executive officer’s performance and contributions. The Compensation Committee sets the compensation of the Company’s other executive officers after considering Mr. Brewer’s input.

The Independent Compensation Consultant’s Role

The Compensation Committee selects and retains the services of its own independent compensation consultant and annually reviews the performance of the selected consultant. As part of the review process, the Compensation Committee considers the independence of the consultant in accordance with applicable SEC and NYSE rules.

In 2015, the Compensation Committee engaged Mercer LLC as its compensation consultant to provide independent advice and information on executive compensation matters. Mercer representatives report directly to the Compensation Committee and provide comparative market data, information on compensation trends, and an objective view of compensation matters. Mercer representatives generally interact with the Compensation Committee Chair and with senior management at the direction of the Compensation Committee, attend Compensation Committee meetings, and meet in executive session with Compensation Committee members and, for matters relating to the compensation of the Company’s Chief Executive Officer, with the other independent directors as well.

The Company does not use Mercer for any other purpose, except that the Company occasionally purchases broad industry compensation survey data from Mercer that it makes available for third parties to purchase. The Compensation Committee requires that the Company obtain the committee’s approval prior to engaging Mercer for any other purpose. The Compensation Committee has reviewed an assessment of any potential conflicts of interest raised by Mercer’s work for the Compensation Committee, which assessment considered the following six factors: (i) the provision of other services to the Company by Mercer and its affiliates; (ii) the amount of fees received from the Company by Mercer and its affiliates, as a percentage of Mercer’s and its affiliates’ total revenue; (iii) the policies and procedures of Mercer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Mercer consultant with a member of the Compensation Committee; (v) any Company stock owned by the Mercer consultants; and (vi) any business or personal relationship of the Mercer consultant or Mercer and its affiliates with any of the Company’s executive officers. The Committee assessed Mercer’s independence in light of these standards and determined that there were no conflict of interest or independence concerns with respect to Mercer. The Compensation Committee also receives advice from legal counsel as appropriate and conducts a review of the same six factors with regard to the outside legal counsel providing such advice.

The Role of Peer Companies and Benchmarking

In determining the reasonableness and competitiveness of the Company’s executive officer compensation, the Compensation Committee periodically reviews market data for comparisons to the Company’s programs. These comparisons are used as reference guides to aid the Compensation Committee in assessing the reasonableness of the Company’s proposed compensation levels and targets in any given year. None of the Company’s major competitors are stand-alone public golf companies; rather, they are part of larger corporate conglomerates or are privately owned. Thus, it is difficult to obtain meaningful specific comparative data on their golf businesses. In addition, the Company often competes for executive talent with corporations outside the golf industry. The Compensation Committee therefore compares executive compensation levels with other companies. Depending upon the particular issue or circumstance, the Compensation Committee will use (i) summary broad industry survey data (without disclosure of the individual corporations) from Radford, Equilar and Mercer for companies of similar revenue size as the Company and/or (ii) a small predetermined group of corporations in the leisure equipment and products and textiles, apparel and luxury goods industries (the “Compensation Comparison Group”).

The Compensation Comparison Group consists of companies that are similar in revenue size to, and have similar business characteristics as, the Company. The Compensation Comparison Group is reviewed periodically as warranted and revised as appropriate to ensure that the companies in the group continue to be a reasonable comparison for compensation purposes.

The companies included in the Compensation Comparison Group were changed in 2015. The changes were recommended by the Company’s outside independent compensation consultant to remove three companies that had moved outside the targeted revenue range, increase alignment with peer group companies maintained by shareholder advisory firms, and strengthen the emphasis on hardware and manufacturing while reducing the emphasis on apparel. The Compensation Comparison Group adopted in 2015 was comprised of 13 companies that were approximately 0.5 to 2.0 times the Company’s 2014 revenue (with two companies slightly below 0.5 times and one slightly over 2.0 times):

Arctic Cat Inc.	LeapFrog Enterprises, Inc.	Perry Ellis International, Inc.
Crocs, Inc.	Lifetime Brands, Inc.	Quiksilver, Inc.*
Deckers Outdoor Corporation	Movado Group, Inc. Oxford Industries	Smith & Wesson Holding Corporation
Jakks Pacific, Inc.		Steve Madden, LTD
Johnson Outdoors, Inc.
* Quiksilver has since filed for bankruptcy and will be excluded from the Compensation Comparison Group going forward.

The Compensation Committee reviews broad industry survey data and the compensation practices and program design at peer companies, including those in the Compensation Comparison Group, to inform its decision-making process in setting compensation. The Company, however, does not target or position compensation at a specific percentile relative to this market data. The Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee, market data, and input provided by, the Compensation Committee’s independent compensation consultant.

Consideration of Say-on-Pay Vote Results

The Board and the Compensation Committee value the feedback provided by the Company’s shareholders and have discussions with many shareholders on an ongoing basis regarding various corporate governance topics, including executive compensation. Shareholders are provided with the opportunity to cast an annual advisory vote on executive compensation. At each of the Company’s

2014 and 2015 annual meeting of shareholders, shareholders expressed approval of the executive compensation program with over 98% of the shares cast being voted for approval of the compensation of the NEOs.

The Compensation Committee considers the outcome of the say-on-pay votes and other shareholder feedback when designing future compensation programs. For example, in connection with the 2015 say-on-pay vote, the Company received feedback that shareholders preferred a longer performance period for the long-term performance incentive awards. As a result, the Company’s 2016 long-term performance incentive awards are based upon a three-year performance period as opposed to a one-year performance period plus a two-year service period. The Compensation Committee will continue to consider the results of say-on-pay votes when making future compensation decisions for the NEOs.

Components of the 2015 Executive Compensation Program

The 2015 executive compensation program had three elements of total direct compensation: base salary, annual incentives and long-term incentives, which are summarized in the table below. The Company also provides NEOs with perquisites and benefits (see page 45). Each element of total direct compensation is intended to reward and motivate executives in different ways consistent with the Company’s overall guiding principles for compensation described above. Mercer advised the Compensation Committee that the 2015 executive compensation program was generally consistent with the Compensation Committee’s guiding principles and was reasonably based and not excessive under the circumstances. The Compensation Committee intends to continue working with Mercer to ensure the Company’s compensation practices continue to be aligned with shareholder interests and with evolving best practices.

Element	Purpose & Characteristics	Tie to Compensation Philosophy
Base Salary

•    Fixed cash compensation recognizing individual performance, time in role, scope of responsibility, leadership skills and experience.

•    Compensates an executive for performing his or her job responsibilities on a day-to-day basis.

•    Reviewed annually and adjusted when appropriate based upon individual performance, expanded duties and changes in the competitive marketplace.

•    Competitive base salaries help attract and retain executive talent.

•    Increases are not automatic or guaranteed, to promote a performance culture.

•    The Compensation Committee also considers how an executive’s base salary compares to the base salaries of the other executives.

Annual Incentive

•    Variable compensation based on performance against annually established targets and individual performance; payable in cash.

•    Intended to provide an incentive to drive a high level of corporate and individual performance without excessive risk taking.

• Metrics and targets are evaluated each year for alignment with business strategy.
Long-Term Incentive

•    Variable compensation; payable in the form of equity awards (RSUs and PRSUs).

•    55% of target award value in the form of performance-based awards.

•    Designed to drive long-term Company performance, provide a means for retaining executives through long-term vesting, and align the interests of the executives with the interests of shareholders through stock-based incentives.

•    To the extent performance goals are achieved, PRSUs vest after three years.

•    RSUs vest ratably over three-years.

•    Target award value and performance metrics reviewed annually.

•    RSUs are designed to motivate an executive to remain with the Company and to align an executive’s interests with shareholders.

•    PRSUs reward executives for achieving longer term financial and operational goals, as well as creating long-term shareholder value.

•    Awards are consistent with the Compensation Committee’s guiding principles in that a majority of these long-term incentives are performance-based and all are equity-based.

The amount of total direct compensation intended to come from each element varies with position and level of responsibility, reflecting the principles that total compensation should increase with position and responsibility and that a greater percentage of an executive’s compensation should be performance based, and therefore at risk, as position and responsibility increase.

Consistent with the Company’s compensation philosophy, the 2015 executive compensation program incorporated a balance between guaranteed and at-risk compensation, a balance between cash and stock-based compensation, and a balance between short-term and long-term compensation. In 2015, (i) approximately 53% of the Chief Executive Officer’s targeted total direct compensation, and approximately 42% to 44% of the targeted total direct compensation for each of the other NEOs (other than Mr. Julian), was comprised of short-term and long-term incentives that were subject to corporate and individual performance and therefore at risk and (ii) approximately 61% of the Chief Executive Officer’s targeted total direct compensation, and approximately 36% to 41% of the targeted total direct compensation for the other NEOs (other than Mr. Julian), was provided in the form of long-term, stock-based compensation. Mr. Julian joined the Company in May 2015. In 2015, approximately (i) 49% of his targeted total direct compensation was comprised of short-term and long-term incentives that were subject to corporate and individual performance and therefore at risk and (ii) 63% of his targeted total direct compensation was provided in the form of long-term, stock-based compensation.

Base Salary

In setting the amount of base salaries, the Compensation Committee reviews the complexity of the job requirements and performance expectations, the market data described above, including as warranted information from the Compensation Comparison Group, and consults with its independent compensation consultant. The 2015 annualized base salaries of the NEOs during 2015 and 2014 and the percentage of increase between the two years are set forth in the table below. The increases were merit based and were made after a review of individual performance and relevant market data and reflect these factors as well as recognition of the continued progress made on the Company’s turnaround.

Name	2015	2014	% Change
Oliver G. (Chip) Brewer III	$750,000	$750,000	0.0%
Robert K. Julian (1)	$450,000	N/A	N/A
Alan Hocknell	$357,561	$350,550	2.0%
Mark F. Leposky	$408,000	$400,000	2.0%
Neil Howie	$338,322	$357,476	(2)
Bradley J. Holiday (3)	$552,840	$552,840	0.0%

(1) Mr. Julian joined the Company on May 11, 2015.

(2) Mr. Howie’s base salary reflects a 5.4% decrease from 2014 when measured in U.S. dollars, as a result of foreign currency exchange conversion rates. His base salary, as paid in local currency, increased by 2.0% from 2014 to 2015.

(3) In December 2014, Mr. Holiday announced his intention to retire from the Company in 2015. He retired on May 28, 2015.

Annual Incentive

Overview

The annual incentive bonus serves as the short-term incentive compensation element of the executive compensation program. The bonus is at-risk, with payment based upon designated corporate goals and individual performance. The bonus is intended to provide an incentive for an executive to drive a high level of corporate and individual performance without excessive risk taking. The payout of annual bonuses to executive officers is subject to the Compensation Committee’s approval following its review and assessment of corporate and of individual performance.

Bonus Pool Funding

In 2015, the Company accrued a maximum pool of funds to be used for the bonus payouts to the executive officers under the annual incentive program. The amount of the bonus pool was determined based upon the Company’s performance in 2015. The funding formula, which provided funding to cover the maximum bonuses payable to each eligible executive officer, was the aggregate of the following for each of the executive officers:

Base Salary	X	Target Bonus %	X	EBITDA Modifier	X	150% (Maximum Performance Modifier)	=	Bonus Pool

The 150% performance modifier is intended to allow for a modest level of discretion to recognize exceptional individual performance, whereby the Compensation Committee may adjust an individual executive’s final payout based on performance against agreed upon objectives (or other performance during the year not anticipated at the beginning of the year when objectives are set). The final payout amount will not exceed 200% of the executive’s target bonus percentage regardless of performance.

How Bonus Opportunity and Payout is Determined

The amount of an executive officer’s annual incentive bonus is generally based upon the level of achievement of the corporate performance metric as well as individual performance and accomplishments for the applicable year, including the degree to which predetermined regional or department goals are achieved. The bonus payout formula below provides the maximum payout for the NEOs in 2015:

Base Salary	X	Target Bonus %	X	EBITDA Modifier	X	Individual Performance Modifier	=	Bonus Payout

The base salary component of the formula is the executive’s 2015 annualized base salary.

The target bonus percentage, which the Compensation Committee sets each year, is a percentage of the executive’s base salary and is the amount the executive could earn based upon the corporate performance portion of the bonus assuming the Company achieved its target goals and the executive achieved his individual objectives and otherwise met performance expectations. The target bonus percentages for 2015 were based on each executive’s position and were set to be generally consistent with the range of total direct compensation that the Compensation Committee targets for the NEOs. The 2015 target bonus percentage for each NEO who was employed by the Company during 2014 was unchanged from 2014. The target bonus percentages for 2015 are set out in the table under “—2015 Annual Incentive Payouts,” below. As discussed below, the actual bonus payouts for each executive can vary from zero to 2.0 times such executive’s target bonus percentage.

EBITDA was chosen as the corporate performance metric for 2015 because the emphasis for 2015 was on improving the Company’s operating earnings. The 2015 EBITDA performance goals were set at threshold, target and maximum levels by the Compensation Committee in January 2015. In setting these goals, the Compensation Committee considered the Company’s 2014 performance, the Company’s 2015 operational goals, the 2015 budget, as well as the significant change in foreign currency rates in late 2014 which ultimately had a $53.2 million negative impact on the Company’s net sales in 2015 as compared to 2014. Because of the magnitude and swiftness of the change in foreign currency rates, which was outside the control of management, the Compensation Committee set the goals for 2015 based upon the then current foreign currency exchange rates even though such goals were less than 2014 actual performance (recognizing that on a constant currency basis the goals would represent significant operational improvement). Prior to approving the goals, the Compensation Committee discussed them with management and with its outside compensation consultant.

The threshold, target and maximum EBITDA performance goals for 2015 were $27.0 million, $31.6 million, and $44.3 million, respectively. No annual incentive bonus is paid unless the threshold performance goal is achieved. The target performance goal was consistent with the Company’s budget for 2015, which had been adjusted for the significant adverse changes in foreign currency rates in late 2014. The Company’s EBITDA in 2014 was $51.9 million. On a constant currency basis, the 2015 target goal would have been $61.8 million, representing a 19% increase over 2014 EBITDA. The Compensation Committee believed that such an increase on an operational basis would be challenging but worthy of a target bonus.

Potential payouts are determined based on the performance level achieved and are interpolated on a straight line basis for achievement between the threshold, target and maximum performance goals. The table below shows the relationship between the performance goals and the EBITDA modifier for purposes of determining the potential payout:

	Threshold	Target	Maximum	Actual Performance
EBITDA	$27.0 million	$31.6 million	$44.3 million	$45.8 million

Constant Currency EBITDA	$56.5 million	$61.8 million	$75.7 million	$83.6 million

EBITDA Modifier	50%	100%	150%	150%

The maximum individual performance modifier allows for the Compensation Committee to exercise negative discretion from the maximum individual funded payout levels to arrive at the final payout for the executive. In making its determination of the actual performance modifier for a particular executive, the Compensation Committee considers the executive’s individual performance and accomplishments, and other than with respect to the Chief Executive Officer, the Chief Executive Officer’s recommendation.

2015 Annual Incentive Payouts

The Company achieved EBITDA for 2015 of $45.8 million ($83.6 million on a constant currency basis), which exceeded the maximum performance goal under the terms of the bonus plan, however, the EBITDA modifier was capped at 150% for each of the NEOs.

Based upon an assessment of their individual performance and accomplishments in 2015, the Company’s Chief Executive Officer recommended, and the Compensation Committee approved, an individual performance modifier of 100% for Messrs. Brewer, Julian and Holiday, and an individual performance modifier greater than 100% as follows (each of which are reductions from the maximum 150% performance modifier funded under the plan):

•	106.78% for Mr. Hocknell, the leader of the Company’s research and development function, in recognition of the exceptional new products that his team created that helped drive the Company’s increased market share, which resulted in $20,000 under this component for Mr. Hocknell;

•	133.33% for Mr. Leposky, the leader of the Company’s global operations, in recognition of the significant improved operational efficiencies (including a 510 basis point improvement in gross margin on a constant currency basis), which resulted in $118,800 under this component for Mr. Leposky; and

•	116.43% for Mr. Howie, the leader of the Company’s Europe, Middle East and Africa region, in recognition of the expansion of his role to include the India and South Pacific markets and the growth of market share in the European market in 2015 resulting in the #1 market share in hard goods (golf clubs and golf balls) in Europe, which resulted in $45,860 under this component for Mr. Howie.

The 2015 bonus payouts were as follows:

Name	Base Salary	X	Bonus Target %	X	EBITDA Modifier	X	Individual Performance Modifier	=	Bonus Payout
Mr. Brewer	$750,000	X	100%	X	150%	X	100.00%	=	$1,125,000
Mr. Julian(1)	$450,000	X	65%	X	150%	X	100.00%	=	$280,800
Mr. Hocknell	$357,561	X	55%	X	150%	X	106.78%	=	$314,988
Mr. Leposky	$400,000	X	55%	X	150%	X	133.33%	=	$448,800
Mr. Howie(2)	$338,322	X	55%	X	150%	X	116.43%	=	$324,977
Mr. Holiday(3)	$552,840	X	55%	X	150%	X	100.00%	=	$190,039

(1) Mr. Julian commenced employment on May 11, 2015. His payout amount is pro-rated based on the number of days he served as the Company’s Chief Financial Officer in 2015 (approximately 64%).

(2) Mr. Howie’s bonus was paid in local currency. Both the base salary and bonus payout amounts are based on average exchange rates during 2015.

(3) Mr. Holiday retired on May 28, 2015. His payout amount is prorated based on the number of days he served as the Company’s Chief Financial Officer in 2015 (approximately 41%).

Long-Term Incentive

Overview

Consistent with the Compensation Committee’s goal of aligning executive compensation with long-term Company performance and with the Compensation Committee’s guiding principle that a majority of the long-term incentives should be performance-based and that all should be equity-based, the Compensation Committee determined to award PRSUs and RSUs to the NEOs in 2015.

These awards were designed to motivate an executive to remain with the Company, to achieve strong long-term operational performance and to increase shareholder value. PRSUs tie executives to the interests of shareholders by focusing and rewarding executives for achievement of key financial objectives that link to the creation of shareholder value. RSUs provide a retention incentive as they vest solely based upon continued service without regard to stock price and upon vesting provide an ownership stake in the Company. They also further align the interests of the executives with those of the Company’s shareholders as the executives generally have the same long-term economic benefits and risks as those of a shareholder.

All awards in 2015 were made under the Callaway Golf Company Amended and Restated 2004 Incentive Plan, as amended (the “Equity Plan”), approved by the shareholders most recently in 2013. Other than the awards granted to Mr. Julian, the awards granted to the NEOs were approved on January 15, 2015 and were granted on February 2, 2015. Mr. Julian’s awards were negotiated as part of his recruiting process, were approved by the Compensation Committee prior to the date he commenced employment and the effective grant date of his awards was the date on which he commenced employment, May 11, 2015.

How the Awards are Determined

For each of the NEOs, other than Mr. Julian, the Compensation Committee sets a targeted long-term incentive award value. The targeted value for all of the Company’s officers generally varies by position and responsibility and is reviewed annually. In setting the targeted value, the Compensation Committee generally consults with its independent compensation consultant and compares the targeted value to applicable market data, including broad industry data and, as warranted, data from the Compensation Comparison Group. It also considers the effect the long-term incentive element would have upon the executive’s total direct compensation.

Other than with respect to Mr. Julian, the Compensation Committee then allocates the targeted long-term incentive award value between 55% PRSUs and 45% RSUs. The mix of the awards was intended to align with the Company’s philosophy that a majority of the long-term incentive awards for senior executives should be performance based. Other than with respect to Mr. Julian, the target number of shares underlying the PRSUs and the number of shares underlying the RSUs is determined by multiplying the targeted long-term incentive award value by 55% and 45%, respectively, and dividing that number by the average closing price of the Common Stock for the 20-trading days immediately preceding the date on which the Compensation Committee approves the awards. A 20-trading day average price, as opposed to a single price on the approval date, was used to mitigate the potential impact of single trading day aberrations on the number of shares granted.

Mr. Julian’s long-term incentive award was negotiated as part of his recruiting process. He was granted RSUs and PRSUs with grant date values of $1,000,000 and $250,000, respectively, and the number of shares underlying such awards was determined by dividing the grant date values by the closing price of the Common Stock on the effective grant date, which was the date on which he commenced employment, May 11, 2015. His RSUs were intended to offset a portion of the long-term incentive value that Mr. Julian forfeited by leaving his prior employer in order to join the Company. His PRSUs are subject to the same performance goals as applicable to the PRSUs awarded to the other NEOs for 2015, and were intended to engage Mr. Julian in the successful achievement of these goals while recognizing the shorter portion of the year during which Mr. Julian would be actively employed by the Company.

The table below sets forth the targeted long-term incentive value, the “target” number of PRSUs and the number of RSUs for each of the NEOs for 2015:

Name	2015 Targeted Long-term Incentive Award Value	Target No. of Shares Underlying PRSUs(1)	No. of Shares Underlying RSUs
Oliver G. (Chip) Brewer III	$2,300,000	165,359	135,294
Robert K. Julian	$1,250,000	26,178	104,172
Alan Hocknell	$ 350,000	25,163	20,588
Mark F. Leposky	$ 350,000	25,163	20,588
Neil Howie	$ 350,000	25,163	20,588
Bradley J. Holiday (2)	$ 0	--	--

(1) As explained below, zero to 150% of the target number of shares underlying the PRSUs will be eligible to vest depending on the achievement of Company performance metrics. The actual number of shares underlying the PRSUs that will be eligible to vest for each NEO is reported in footnote 1 to the 2015 Summary Compensation Table. See “2015 Compensation Tables—2015 Summary Compensation Table,” below.

(2) In December 2014, Mr. Holiday announced his intention to retire from the Company in 2015. He retired on May 28, 2015. He did not receive long-term incentive awards in 2015.

Other than with respect to Mr. Brewer, the 2015 targeted long-term incentive value for all of the NEOs who were with the Company in 2014 was unchanged from 2014. Following a review of the Company’s performance, a discussion of Mr. Brewer’s leadership and contribution to that performance, as well as applicable market compensation data, Mr. Brewer received a targeted long-term incentive award of $2,300,000 in 2015, as compared to $2,100,000 in 2014. The increase reflects the Compensation Committee’s recognition of Mr. Brewer’s role in the significant improvement in the Company’s operating performance as well as an incentive to drive further improvements going forward.

How the Awards Vest

Both RSUs and PRSUs are contingent rights to receive one share of Common Stock upon vesting of the applicable award.

Other than the RSUs granted to Mr. Julian, the RSUs granted in 2015 vest and the restrictions lapse in three equal annual installments commencing on the one-year anniversary of the grant date, subject to continued employment through each applicable vesting date. This schedule means that, to receive the full benefit of the RSUs, the recipient must generally perform three years of continuous service following the grant date. The RSUs granted to Mr. Julian vest in full on the third anniversary of the grant date, subject to continued employment on the vesting date.

The PRSUs granted in 2015 are subject to both performance-based and service-based vesting. The PRSUs have a one-year performance-period and will vest on the third anniversary of the grant date, subject to continued employment through that date. The number of shares earned may vary from zero to 150% of the target number of shares underlying the PRSUs depending on the Company’s performance against two Company performance metrics established by the Compensation Committee in January 2015: 2015 currency-neutral operating income, weighted 75%, and 2015 currency-neutral net sales, weighted 25%.

The Compensation Committee selected a one-year performance metric (but three-year vesting) given the uncertainty around industry conditions for 2015 and because the Company was still in the midst of its turnaround with limited visibility to the success of that turnaround over the long-term. Similar to the 2015 annual incentive program, the 2015 goals are less than 2014 actual performance because of the significant adverse change in foreign currency rates in late 2014. Anticipating further changes in foreign currency rates in 2015, the Compensation Committee selected performance metrics that are measured on a currency neutral basis. The currency neutral numbers are based upon the budgeted foreign currency rates for 2015 (not currency neutral to 2014). The Compensation Committee selected currency neutral goals because the Company’s operating income would be affected (positively or negatively) by changes in foreign currency rates but the offsetting effects of the Company’s hedging program are not included in operating income but rather other income.

The threshold, target and maximum performance goals for 2015 were (dollar amounts are currency neutral to the 2015 budgeted rates):

Metric (weighting)	Threshold (50% payout)	Target (100% payout)	Maximum (150% payout)
Net Sales (25%)	$851.2 million	$868.8 million	$907.8 million
Operating Income (75%)	$7.5 million	$12.1 million	$24.8 million

The Compensation Committee considered these goals appropriate as they would represent strong Company operating performance despite very challenging market conditions and the negative impact of foreign currency valuation changes in 2015. In 2014, the Company reported net sales of $886.9 million and operating income of $30.7 million. By comparison, on a currency neutral basis to 2014, the Company’s target net sales would have been $912.9 million, a 3% increase, and the Company’s target operating income would have been $42.3 million, a 38% increase.

The extent to which PRSUs are eligible to vest is determined based on the performance level achieved for each performance metric and are interpolated on a straight line basis for achievement between the threshold, target and maximum performance goals. Performance below the threshold performance goal with respect to a particular metric results in no PRSUs being eligible to vest with respect to that metric. For 2015, the Company achieved currency neutral (to the 2015 budgeted rates) net sales of $858.5 million and currency neutral (to the 2015 budgeted rates) operating income of $38.8 million (although no additional payout was earned for operating income performance above $24.8 million, which was the maximum under the plan). Such performance relative to the 2015 performance goals resulted in 130.2% of the target shares underlying the PRSUs being accrued (or “banked”). The banked shares will vest on the third anniversary of the grant date, subject to continued employment through that date. The number of shares underlying the PRSUs that were banked for each NEO is reported in footnote 1 to the 2015 Summary Compensation Table. See “2015 Compensation Tables—2015 Summary Compensation Table,” below.

Approval and Timing of Grants

The Compensation Committee has adopted specific guidelines that govern the approval and timing of stock-based awards. The guidelines provide that (i) all stock-based award grants must be approved by the Compensation Committee, (ii) the annual stock-based awards will be approved at a regularly scheduled or special meeting of the Compensation Committee with the effective date of grant being the second trading day following the Company’s announcement of actual full year financial results for the prior year, (iii) promotion or other special event award grants made outside of the annual grant process will be approved at the first regularly scheduled meeting of the Compensation Committee following the applicable event with the effective date of grant being on the first trading day of the month following the month in which such approval is obtained, and (iv) new hire award grants made outside of the annual award process will be approved at a regularly scheduled or special meeting of the Compensation Committee prior to the date the employee commences employment or the first regularly scheduled meeting of the Compensation Committee following the date of hire. The effective date of grant of the new hire awards will be the date the employee commences employment if the approval occurred prior to such date or the first trading day of the month following the month in which approval is obtained if the approval occurs subsequent to the date on which the employee commences employment. The Compensation Committee’s approval includes the eligible participants, type of awards, the size of award for each participant, the performance criteria where applicable, as well as the other terms of the awards and program. In accordance with these guidelines, the 2015 annual long-term incentive awards for the NEOs, other than Mr. Julian, were approved by the Compensation Committee on January 15, 2015 and the awards were granted on February 2, 2015. The average closing price of the Common Stock for the 20-trading days immediately preceding the date of approval by the Compensation Committee of these awards was $7.65 and on the date of grant was $7.87. The 2015 annual long-term incentive awards for Mr. Julian were approved by the Compensation Committee prior to the date he commenced employment and the effective grant date of his awards was the date on which he commenced employment, May 11, 2015.

Dividend Equivalents

None of the PRSUs include dividend equivalents. Unvested RSUs granted to all of the Company’s employees, including the NEOs, have dividend equivalents in the form of additional RSUs. Dividend equivalents entitle holders of RSUs to the same dividend value per share as holders of Common Stock but are accrued in additional RSUs. Dividend equivalents are subject to the same vesting and other terms and conditions as the corresponding unvested RSUs. The additional RSUs accrued in respect of dividends are accumulated and issued when and to the extent the underlying shares vest.

Changes to the Long-Term Incentive Program for 2016

Effective for 2016, further refinements were made to the long-term incentive program. The general program design remains the same but the PRSU portion of the long-term incentive includes the following modifications effective for 2016:

•	The performance period includes the measurement of corporate financial performance over three years in order to focus executives on the achievement of multi-year performance objectives.

•	The sole performance metric will be cumulative currency neutral adjusted earnings per share, replacing the previous metrics which were currency neutral operating income (weighted 75%) and currency neutral net sales (weighted 25%). This change focuses and rewards executives for achieving significant overall earnings.

Benefits and Perquisites

Various benefits are established for the NEOs to enhance productivity, provide for healthcare needs, and encourage work/life balance. Consistent with the benefits provided to other employees, the

Company’s primary benefits for executives include the Company’s health, dental and vision plans, and various insurance plans, including life, long-term disability, and accidental death and dismemberment insurance, as well as paid time off. The Company covers the costs of an annual physical, the costs of tax and estate planning fees, and, consistent with the Company’s position as a leader in the golf industry, many executives are provided subsidized country club memberships or a limited amount of green fee reimbursements and a limited amount of the Company’s products. The Company from time to time provides other benefits to employees or officers as a group or to an individual officer as warranted. See the “2015 Compensation Tables—2015 Summary Compensation Table,” below for additional information about the value of benefits and perquisites provided to the NEOs in 2015.

Retirement Plans

The Company does not provide the executive officers with any defined benefit pension plans or supplemental executive retirement plans (SERPs), or other similar types of retirement benefits. The only retirement benefit the Company currently provides the NEOs is the right to participate in the Company’s 401(k) Retirement Investment Plan. This retirement benefit is provided to all Company employees and the NEOs’ right to participate is the same as other Company employees.

The Company’s 401(k) plan allows participants to contribute a portion of their compensation into the plan with the Company providing a matching contribution up to 3% of the participant’s compensation (subject to a maximum matching contribution of up to $7,950 in 2015). The funds held in the 401(k) plan are invested through John Hancock Retirement Plan Services in various funds selected by the participant.

Employment Agreements

The Company has entered into an employment agreement with each of the NEOs, copies of which have been filed with the SEC. The Company believes that employment agreements are beneficial to it as they provide, among other things, protections related to the Company’s trade secrets and intellectual property. Each employment agreement generally requires the executive officer to devote his full productive time and best efforts to the Company, to hold in confidence all trade secrets and proprietary information he receives from the Company and to disclose and assign to the Company any inventions and innovations he develops during the course of employment with the Company. The employment agreements set forth the base salary, incentive compensation, and in general terms the benefits and perquisites that the executive officer is entitled to as described above. The employment agreements also set forth the benefits and rights the executive officer is entitled to upon termination of employment and upon a change-in-control of the Company. These rights are described below and tables quantifying the potential payments to the NEOs upon the occurrence of such events are included with the other compensation tables included in this Proxy Statement.

Severance Arrangements

Mr. Holiday

In December 2014, Mr. Holiday announced his intention to retire from the Company in 2015 after almost 15 years with the Company. On March 5, 2015, the Company and Mr. Holiday agreed to an amendment to his employment agreement whereby Mr. Holiday agreed to continue to serve as the Company’s Chief Financial Officer until his successor was appointed and to provide certain transition services during the one-year period after the date of his retirement, and in exchange, upon his retirement and the appointment of his successor, Mr. Holiday would be entitled to: (1) any compensation accrued and unpaid as of the date of his retirement, (2) a pro-rata annual incentive payment for the year in which he retires to the extent the performance goals are achieved under the senior management annual incentive plan for the year of retirement, (3) subject to his execution of a standard release of claims, an amount equal to one-half of the sum of (a) his annual base salary at the time of his retirement, plus (b) his annual target incentive, (4) vesting of all equity-based long-term incentive awards held by him that would have vested within 12 months following the date of his retirement, except that awards subject to performance-based vesting only vest if, and to the degree that, the performance goals are satisfied, and (5) up to $50,000 in Company-paid health insurance benefits and up to $35,000 in Company-paid financial planning assistance, in each case, for 24 months following the date of retirement. In addition, provided that he does not engage in any competitive activities with the Company during the one-year transition period, Mr. Holiday would be entitled to an additional amount equal to one-half of the sum of (a) his annual base salary at the time of his retirement, plus (b) his annual target incentive, which additional amount is referred to as the “Incentive Payments” in the table below. The foregoing cash amounts would be paid over the one-year transition period in accordance with the Company’s payroll practices.

Mr. Holiday’s successor, Mr. Julian, was appointed effective May 11, 2015, and Mr. Holiday became entitled to the benefits described above, which are quantified in the table below other than compensation accrued and unpaid as of the date of his retirement:

Pro-rated annual incentive payment for 2015	$190,039
Portion of salary and target bonus	$428,451
Stock Options and/or SARs(1)	$88,230
RSUs and/or PRSUs(2)	$174,399
COBRA & CalCOBRA premiums(3)(4)	$47,368
Tax & financial planning services(4)	$26,390
Incentive Payments(4)	$428,451

Total	$1,383,869

(1) The values for stock options and stock appreciation rights (“SARs”) are the intrinsic values of the unvested portion of those awards accelerated, calculated based on the “spread” (if any) between the closing market price of the Common Stock on the date of acceleration, and the exercise prices of such accelerated awards. Such incremental amounts are in addition to the value of the vested portion of those awards, if any, and other such awards held by the NEO that were fully vested as of the date of acceleration. A different valuation method for such accelerated options would be used for purposes of evaluating any excise tax liability pursuant to 280G of the Code.

(2) The values for RSUs and PRSUs reflect the aggregate market value (based on the per share closing market price) at the date of retirement of the number of shares underlying the units for which vesting was accelerated.

(3) Amounts shown for COBRA and CalCOBRA insurance benefits are calculated through the severance period and are based on premiums for COBRA coverage for health, dental, vision and prescription for up to 24 months following the date of retirement and thereafter the premiums for CalCOBRA coverage for health and prescription. Such COBRA and CalCOBRA premiums are calculated based on the coverage selected by Mr. Holiday as of the date of his retirement and are based on premium rates in effect at that time, which coverage and rates may vary during a severance period.

(4) Amounts shown assume continuous compliance with the conditions for payment set forth in his employment agreement.

Termination of Employment Generally

In general, whether a NEO (other than Mr. Holiday, whose arrangement is discussed above, and Mr. Howie, whose arrangement is discussed below) is entitled to severance benefits upon termination of employment depends upon the reason for the termination of employment. If an executive voluntarily resigns without “good reason” or the Company terminates his employment for “substantial cause,” then the executive is generally not entitled to any severance benefits. If the Company terminates his employment without substantial cause or if he resigns for good reason or because the Company elected not to renew his employment agreement at the expiration of its term, then he is generally entitled to severance benefits described below.

“Substantial cause” means the executive’s (i) failure to substantially perform his duties, (ii) material breach of his employment agreement, (iii) misconduct, including use or possession of illegal drugs during work and/or any other action that is damaging or detrimental in a significant manner to the Company, (iv) conviction of, or plea of guilty or nolo contendere to, a felony, or (v) failure to cooperate with, or any attempt to obstruct or improperly influence, any investigation authorized by the Board or any governmental or regulatory agency. “Good reason” means a material breach of the employment agreement by the Company, and with respect to Mr. Brewer, also means any material diminishment in his position or duties or any requirement that he relocate his principal residence.

The severance benefits to which the NEOs may be entitled are based upon an assessment of competitive market terms and a determination of what is needed to attract and retain the executive officers. Having negotiated these terms in advance allows for an orderly and amicable separation and, with respect to certain of these benefits, for the obtainment for the Company’s benefit of a release of claims and provides an incentive for the executive not to compete with the Company.

Termination Event	Cash Payments	Equity Award Vesting	Other Benefits
By executive without “good reason” or by Company with “substantial cause”	None.	None.	None.

By the Company without “substantial cause,” by executive for “good reason,” or failure by the Company to renew expired employment agreement

An amount equal to the annual incentive payment he would have received in the then-current year in light of the Company’s actual performance as measured against the requirements of the annual incentive plan, pro-rated to the date of termination. (1)

A payment of .50 times (.75 times for Mr. Brewer) the sum of his most recent base salary and annual target incentive payable over 12 months (18 months for Mr. Brewer). (2)

A payment of .50 times (.75 times for Mr. Brewer) the sum of his most recent base salary and annual target incentive payable over 12 months (18 months for Mr. Brewer) (the “Incentive Payments”) (3)

Accelerated vesting of all long-term incentive compensation awards held by the executive that would have vested had he continued to perform services pursuant to his employment agreement for 12 months (18 months for Mr. Brewer) from the date of termination. (1)

Payment of COBRA and/or CalCOBRA premiums and the continuation of the financial, tax and estate planning services benefit for 12 months (18 months for Mr. Brewer) and outplacement services for one year. (2)

(1) These benefits will be paid after the completion of the relevant performance period and after the evaluation of whether, and the degree to which, the performance criteria have been met. Performance-based awards will only accelerate to the extent the underlying performance objectives are achieved.

(2) Subject to the executive executing a release of claims in favor of the Company, the executive not engaging in any disparaging conduct or communications and his compliance with certain other requirements of his employment agreement.

(3) Payable so long as the executive chooses not to engage in any business that competes with the Company.

Mr. Howie, who serves as Managing Director and President, Europe, Middle East & Africa and whose normal place of work is the Company’s principal United Kingdom office, has an employment agreement that is governed by the laws of England. Under his employment agreement, other than termination by the Company for specified reasons (such as if Mr. Howie is guilty of gross misconduct, gross incompetence or willful neglect of duty, or if he commits any other serious breach of his employment agreement or if for an aggregate period of 120 days or more in any 12 consecutive month period he is incapable of performing his duties by reason of ill health or other incapacity), the Company may terminate his employment by giving 12 months’ notice. In lieu of all or any part of any notice of termination of employment, the Company may in its discretion pay Mr. Howie his annual base salary (payable over 12 months).

Termination of Employment Due to Disability or Death

In the event of a NEO’s permanent disability (other than Mr. Howie), then the executive is generally entitled to the following benefits (i) a cash payment based on the incentive payment the executive would have received in light of the Company’s actual performance as measured against the requirements of the annual incentive plan and pro-rated to the date of permanent disability; (ii) a lump sum payment equal to six months of then current base salary; (iii) the vesting of all unvested long-term incentive compensation awards held by the executive that would have vested had he continued to perform services pursuant to his employment agreement for 12 months (18 months for Mr. Brewer) from the date of permanent disability; and (iv) the payment of premiums owed for COBRA insurance benefits for 12 months (18 months for Mr. Brewer) from the date of permanent disability. The payment of any benefits described in clauses (i) and (iii) above will be paid after the completion of the relevant performance period and the evaluation of whether, and the degree to which, the performance criteria have been met.

In the event of a NEO’s death, the executive’s estate is generally entitled to accelerated vesting of all service-based full value long-term incentive awards held by the executive. Mr. Howie is also entitled to this benefit.

Change-in-Control Arrangements

To provide independent leadership consistent with the shareholders’ best interests in the event of an actual or threatened change-in-control of the Company, the Company’s employment agreements with its officers, including the NEOs, provide certain protections in the event of a change-in-control. A “change-in-control” of the Company is defined, in general, as the acquisition by any person of beneficial ownership of 30% or more of the voting stock of the Company, the incumbent members of the Board cease to constitute a majority of the Board, certain business combinations of the Company, or any shareholder-approved or court-ordered plan of liquidation of the Company.

The Company’s change-in-control benefits require a double trigger prior to payment. In other words, there must be a change-in-control and a “termination event” (described below) within one year following a change-in-control. A “termination event” generally means (other than with respect to Mr. Howie) the occurrence of any of the following within one year of the change-in-control: (i) the termination without substantial cause or a material breach of the employment agreement by the Company, (ii) failure by the successor company to assume the employment agreement, (iii) any material diminishment in the position or duties that the executive had immediately prior to the change-in-control, (iv) any reduction in compensation or benefits, or (v) any requirement that the executive relocate his principal residence. For Mr. Howie, a “termination event” generally means that his employment is materially and adversely affected during the 12 month period after the change-in-control and the Company is unable to offer him alternative employment on terms and conditions which, taken as a whole, are “at least equal to” the terms of his employment agreement or the Company terminates his employment other than by reason of unsatisfactory conduct or poor performance or injury, disability or ill health.

In the event there is such a change-in-control and termination event, the affected executive officer is generally entitled to the following benefits:

Executive	Cash Payments	Equity Award Vesting	Other Benefits
Messrs. Brewer, Julian, Leposky and Hocknell

An amount equal to the annual incentive payment he would have received in the then-current year in light of the Company’s actual performance as measured against the requirements of the annual incentive plan, pro-rated to the date of termination. (1)

A payment of 1.0 times the sum of his most recent base salary and annual target incentive payable over 24 months. (2)

A payment of 1.0 times the sum of his most recent base salary and annual target incentive payable over 24 months (3)

Accelerated vesting of all long-term incentive compensation awards held by the executive that would have vested had he continued to perform services pursuant to his employment agreement for 12 months (18 months for Mr. Brewer) from the date of termination. (1)

Payment of COBRA and/or CalCOBRA premiums and the continuation of the financial, tax and estate planning services benefit for 24 months and outplacement services for one year. (2)
Mr. Howie	Annual base salary (payable over 12 months)	None.	None.

(1) These benefits will be paid after the completion of the relevant performance period and after the evaluation of whether, and the degree to which, the performance criteria have been met. Performance-based awards will only accelerate to the extent the underlying performance objectives are achieved.

(2) Subject to the executive executing a release of claims in favor of the Company, the executive not engaging in any disparaging conduct or communications and his compliance with certain other requirements of his employment agreement.

(3) Payable so long as the executive chooses not to engage in any business that competes with the Company.

In addition, in 2014 we modified the form of long-term equity award agreements such that they no longer provide that the awards automatically vest upon a change-in-control. Instead, the current forms (which were used for the 2015 equity award grants) provide that upon a change of control the Compensation Committee will determine (based upon the nature of the change-in-control transaction) whether the awards continue or a substitute award is issued or whether the awards vest on an accelerated basis. For this purpose, performance awards will vest at “target.” The Company’s 401(k) Retirement Investment Plan also provides for full vesting of all participant accounts immediately prior to a change-in-control (as defined in the plan).

Governance and Other Considerations

Clawbacks

Each of the employment agreements for NEOs who are U.S. citizens (i.e., Messrs. Brewer, Julian, Hocknell, Leposky and Holiday) contains “clawback” provisions. If the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirements under the United States securities laws as a result of the intentional misconduct or gross negligence of a NEO, then the applicable NEO is required to forfeit and reimburse the Company for all of the following: (i) any incentive or incentive compensation or equity compensation paid based upon such erroneously stated financial information; (ii) any incentive or incentive compensation or equity compensation received by the applicable NEO during the 12-month period following the earlier of the first public issuance or filing with the SEC of the financial document embodying the financial reporting requirement, (iii) any profits realized from the sale of Company securities during that same 12-month period, and (iv) if the individual’s employment is terminated, the right to receive special severance and incentive payments and any unvested and/or unexercised long-term incentive compensation awards.

In addition, if the NEO is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the United States securities laws as a result of misconduct of such NEO (within the meaning of Section 304, but other than as a result of intentional misconduct or gross negligence (which are covered by the paragraph above)), then, in addition to any penalty prescribed by Section 304, the applicable individual is required to forfeit and reimburse the Company for the items described in clauses (i) and (ii) of the paragraph above.

Risk Assessment of Compensation Programs

The Company has determined that its compensation policies, plans and practices are consistent with the Company’s strategic objectives, are appropriately balanced and do not create risks that are reasonably likely to have a material adverse effect on the Company. In making this determination, the Company’s human resources and legal departments conducted their annual review of the compensation policies, plans and practices for its executive officers, as well as for all other employees, and then discussed their findings with the Company’s Chief Executive Officer, the Compensation Committee and the Compensation’s Committee’s independent compensation consultant. The Company identified its compensation policies, plans and practices that: covered its employee population; were structured differently from those of other business units; or represented a significant portion of its compensation expense. The Company then assessed the risk-taking incentives inherent in the design and operation of these policies, plans and practices, including the following features of such policies, plans and practices: design, payment methodology, potential payment volatility, relationship to financial results, length of performance period, risk-mitigating features, performance measures and goals, oversight and controls, and plan features and values compared to market practices. The Company also assessed the various controls that mitigate risks relating to compensation policies, plans and practices, such as executive stock ownership guidelines and forfeiture provisions contained in the employment agreements of the named executive officers that enable the recovery of certain incentive compensation payments in certain circumstances.

Based on this review, the Company believes that its compensation policies, plans and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. This conclusion is based on, among other things, the approach employed by the Company in developing its compensation policies and practices. First, in setting these policies and practices, the Company was careful to ensure that they were consistent with the Company’s strategic objectives and that none of the policies or practices varied significantly from the overall risk and reward structure of the Company. As a result, by design, no individual award is large enough such that its value could create material financial risk to the Company. Second, the Company employed a balanced approach to its policies and practices. More specifically, in setting these policies and practices, the Company balanced short-term and long-term incentives; cash and stock-based compensation; service-based and performance-based compensation; and corporate and individual performance incentives. The Company believes that this overall balanced approach significantly reduces the risk that the Company’s compensation policies or practices could have a material adverse effect on the Company. Third, the Company’s incentive plans could not be easily manipulated as they provide for a minimum level of overall corporate profitability before any payout occurs. Fourth, the Company believes that certain of its policies and programs, such as its stock ownership guidelines and compensation forfeiture provisions applicable to certain senior officers, also mitigate any risk-taking incentive inherent in any compensation policies or practices. Lastly, the Compensation Committee, which is comprised solely of independent directors, has the authority in certain circumstances to consider factors outside of the incentive plans and to exercise discretion to adjust the funding of incentive awards.

Excise Taxes

Consistent with current trends in compensation practices, the employment agreements for the NEOs do not obligate the Company to provide indemnification for excise taxes. Furthermore, the employment agreements for the NEOs provide that to the extent that any or all of the change-in-control payments and benefits provided to the executive under the employment agreement or any other agreement constitute “parachute payments” within the meaning of Section 280G of the Code and would otherwise be subject to the excise tax imposed by Section 4999 of the Code, then the aggregate amount of such change-in-control payments and benefits would be reduced by the minimum amounts necessary to equal one dollar less than the amount which would result in such payments and benefits being subject to such excise tax.

Stock Ownership Guidelines

Under the Board adopted stock ownership guidelines, the Company’s executive officers are required to own Common Stock interests with a value equal to at least the following minimum amounts:

Chief Executive Officer	3x Base Salary
Other Executive Officers	1x Base Salary

The minimum share ownership amounts are required to be achieved within five years of an individual first becoming subject to these guidelines. Compliance with these guidelines is assessed on an annual basis. At the time compliance was assessed in 2015, all of the NEOs were in compliance with these guidelines. Mr. Julian joined the Company in May 2015, which was after compliance was assessed in 2015. For more information regarding the stock ownership guidelines, see “Board of Directors and Corporate Governance — Stock Ownership Guidelines,” above.

Policy on Speculative Trading Activities — Anti-Hedging and Pledging Policy

The Company’s insider trading policy provides, among other things, that directors, officers and other employees may not engage in certain types of speculative activities with respect to the Company’s securities, including short sales, transactions in put options, call options or other derivative securities, hedging transactions, pledging of Company stock as collateral for a loan, or holding shares of Company stock in a margin account.

Equity Plan Practices

Minimum Vesting Periods. Under the terms of the Equity Plan, absent an acceleration event (such as a change-in-control of the Company or a termination of the participant’s service), neither restricted stock awards, restricted stock unit awards, stock options nor stock appreciation rights may vest before the first anniversary of the grant date. In addition, if such a restricted stock or restricted stock unit award is subject solely to service-based vesting criteria, such award may not vest in full before the third anniversary of the grant date.

Neither stock options nor SARs have been granted to any of the Company’s executives since 2013. The last time either of such awards was granted to an executive, the award vested ratably over a three-year period.

As discussed above, the RSUs granted in 2015 to the Company’s executives (other than Mr. Julian) vest and the restrictions lapse in three equal annual installments commencing on the one-year anniversary of the grant date, subject to continued employment through each applicable vesting date. The PRSUs granted in 2015 have a one-year performance-period and will vest on the third anniversary of the grant date to the extent the performance metric is achieved during the performance period. As discussed above, PRSU grants made in 2016 are subject to a three-year performance period.

Option/SAR Repricing. Under the terms of the Equity Plan, in no event may the plan administrator (i) cancel any outstanding option or stock appreciation right for the purpose of reissuing the option or stock appreciation right to the participant at a lower exercise price or reduce the exercise price of an outstanding option or stock appreciation right or (ii) cancel any outstanding option or stock appreciation right with the purpose of issuing another award in exchange for the cancelled option or stock appreciation right, unless the shareholders of the Company have approved such an action within 12 months prior to such an event.

2015 COMPENSATION TABLES

2015 Summary Compensation Table

The following table summarizes the compensation paid to or earned by the Company’s NEOs. For a description of the components of the Company’s 2015 executive compensation program, see “Executive Officer Compensation—Compensation Discussion and Analysis—Components of the 2015 Executive Compensation Program.”

Name and Principal Position(a)	Year(b)	Salary(c)	Bonus(d)	Stock Awards(1)(e)	Option Awards(2)(f)	Non-Equity Incentive Plan Compen- sation(3)(g)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings(4)(h)	All Other Compen- sation(5)(6)(i)		Total(j)
Oliver G. (Chip) Brewer III	2015	$750,000	$ —	$2,366,139	$—	$1,125,000	$ —	$64,129	(7)	$4,305,268
President and Chief	2014	$746,438	$ —	$2,042,500	$—	$1,005,000	$ —	$69,495		$3,863,433
Executive Officer	2013	$700,000	$ —	$671,749	$1,221,553	$700,000	$ —	$43,260		$3,336,562

Robert K. Julian	2015	$289,726	$250,000(8)	$1,250,000	$—	$280,800	$ —	$36,820	(9)	$2,107,346
Senior Vice President and Chief Financial
Officer

Alan Hocknell	2015	$356,812	$ —	$360,061	$—	$314,988	$ —	$16,877	(10)	$1,048,738
Senior Vice President,
Research and Development

Mark Leposky	2015	$407,145	$ —	$360,061	$—	$448,800	$ —	$17,887	(11)	$1,233,893
Senior Vice President,	2014	$398,219	$ —	$340,420	$—	$330,000	$ —	$13,575		$1,082,214
Global Operations	2013	$375,000	$ 20,625	$117,556	$213,772	$206,250	$ —	$15,748		$948,951

Neil Howie(13)	2015	$338,322	$ —	$360,061	$—	$324,977	$ —	$72,828	(12)	$1,096,188
Managing Director,	2014	$357,476	$ —	$340,420	$—	$294,918	$ —	$78,103		$1,070,917
Europe, Middle East	2013	$331,365	$ —	$117,556	$213,772	$191,192	$ —	$67,652		$921,537
and Africa

Bradley J. Holiday	2015	$222,651	$ —	$—	$—	$190,039	$ —	$759,642	(14)	$1,172,332
Former Senior	2014	$552,068	$ —	$340,420	$—	$407,443	$ —	$24,909		$1,324,840
Executive Vice President and Chief Financial Officer	2013	$542,000	$ —	$117,556	$213,772	$298,100	$ —	$24,810		$1,196,238

(1)	Represents the aggregate grant date fair value of RSUs and PRSUs calculated for financial reporting purposes for the year in accordance with Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“ASC 718”). See Note 15, “Share-Based Compensation,” to the Company’s Audited Consolidated Financial Statements set forth in the 2015 10-K for information concerning the ASC 718 values, which are based on the fair value of the Common Stock on the grant date. The grant date fair value of the PRSUs included in this column (e) was calculated based on the probable achievement of the performance goals as determined at the date of grant, which was determined to be the target level of performance. The grant date fair values for the PRSUs granted during 2015 (assuming performance at the target goal level) was $1,301,375 for Mr. Brewer, $250,000 for Mr. Julian and $198,033 for each of Messrs. Hocknell, Leposky and Howie. The highest level of performance that may be achieved for the PRSUs is 150% of the target. The actual value of the PRSUs earned by the NEOs (which will vest on the third anniversary of the grant date, subject to continued employment through that date) based upon the Company’s performance in 2015 relative to the performance goals underlying such awards was $1,694,391 for Mr. Brewer (representing 215,297 shares underlying PRSUs), $325,500 for Mr. Julian (representing 34,083 shares underlying PRSUs) and $257,839 each for Messrs. Hocknell, Leposky and Howie (representing 32,762 shares underlying PRSUs). Mr. Holiday was not granted any stock awards in 2015 (see footnote 13).

(2)	Represents the aggregate grant date fair value of stock options and cash settled stock appreciation rights calculated for financial reporting purposes for the year in accordance with ASC 718. See Note 15, “Share-Based Compensation,” to the Company’s Audited Consolidated Financial Statements set forth in the 2015 10-K for the assumptions made in determining ASC 718 values. There were no stock options or stock appreciation rights granted in 2015.

(3)	The amounts in this column represent the actual amounts earned under the Company’s annual incentive program for the applicable year. For additional information regarding this program, see “Executive Officer Compensation—Compensation Discussion and Analysis—Components of the 2015 Executive Compensation Program—Annual Incentive.”

(4)	The Company does not provide any pension benefits and does not have a nonqualified deferred compensation plan.

(5)	Includes perquisites and personal benefits. All NEOs were eligible to receive any or all of the following perquisites during all or a portion of 2015, subject to certain cost and other limitations set forth in the Company’s internal policies: (i) tax and estate planning services, (ii) annual physical, (iii) the reimbursement of country club dues and golfing fees, (iv) supplemental long-term disability insurance, and (v) certain of the Company’s products (e.g. golf clubs and balls) for personal use. Additional types of perquisites and personal benefits granted to individual NEOs are disclosed and quantified in additional footnotes to this table, in accordance with applicable SEC disclosure requirements.

(6)	The Company believes the dollar value of dividends paid or accrued on the stock and option awards reported in columns (e) and (f) is factored into the grant date fair value of the stock and option awards reported in those columns. Accordingly, the dollar value of dividends paid or accrued is not reported as “All Other Compensation” in this column (i).

(7)	Consists of (i) a $7,950 Company matching contribution under its 401(k) Retirement Investment Plan and (ii) $56,179 of total perquisites and other personal benefits comprised of items (i), (iii), (iv) and (v) described in footnote 5, an allowance of $25,962 paid to Mr. Brewer for business expenses not otherwise reimbursable under the Company’s policies, and the reimbursement of costs related to spousal meals and the related tax gross-up of $49 for income imputed under Internal Revenue Service (“IRS”) regulations.

(8)	In May 2015, the Company appointed Mr. Julian as Senior Vice President and Chief Financial Officer. In connection with his appointment, Mr. Julian received a $250,000 one-time signing bonus.

(9)	Consists of (i) $23,326 for the reimbursement of actual costs related to Mr. Julian’s relocation with his family to California, (ii) $7,738 for the related tax gross-up payments for income imputed under IRS regulations and (iii) $5,756 of total perquisites and other personal benefits comprised of items (iii), (iv) and (v) described in footnote 5.

(10)	Consists of (i) a $7,950 Company matching contribution under its 401(k) Retirement Investment Plan and (ii) $8,927 of total perquisites and other personal benefits comprised of items (ii), (iii) and (v) described in footnote 5, the reimbursement of costs related to spousal travel to corporate events and meals, and the related tax gross-up of $80 for income imputed under IRS regulations.

(11)	Consists of (i) a $7,950 Company matching contribution under its 401(k) Retirement Investment Plan and (ii) $9,937 of total perquisites and other personal benefits comprised of items (ii), (iii) and (v) described in footnote 5, the reimbursement of costs related to spousal meals and the related tax gross-up of $325 for income imputed under IRS regulations.

(12)	Consists of (i) lease payments and incidental expenses of $46,112 in connection with the use of a Company car, (ii) pension benefit payments of $22,374, and (iii) $4,342 of other perquisites and personal benefits comprised of items (iii) and (v) described in footnote 5, life insurance premiums and miscellaneous business expenses reimbursable under Company policy.

(13)	The amounts reported for Mr. Howie were calculated using the daily average foreign currency exchange rates for the British Pound over the relevant period. The 2015 base salary reported for Mr. Howie reflects a 5.4% decrease from 2014 when measured in U.S. dollars, as a result of foreign currency exchange conversion rates. Mr. Howie’s actual base salary, as paid in local currency, increased by 2.0% from 2014 to 2015.

(14)	Mr. Holiday retired on May 28, 2015. Consists of (i) a payment of $494,367 and an accrual of $181,268 in connection with Mr. Holiday’s retirement benefits and for services provided to assist the Company with the transition of his successor, (ii) a $66,792 payment for accrued and unused paid time off, (iii) a $6,379 Company matching contribution under its 401(k) Retirement Investment Plan, and (iv) $10,836 of total perquisites and other personal benefits comprised of items (i), (iii), (iv), and (v) described in footnote 5, the reimbursement of costs related to spousal meals and the related tax gross-up of $49 for income imputed under IRS regulations.

Grants of Plan-Based Awards in Fiscal Year 2015

The following table sets forth certain information with respect to grants of awards to the NEOs under the Company’s non-equity and equity incentive plans during fiscal year 2015. For additional information concerning the annual and long-term incentives included in the Company’s executive compensation programs, see “Executive Officer Compensation—Compensation Discussion and Analysis—Components of the 2015 Executive Compensation Program.”

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Oliver G. (Chip) Brewer III	N/A (2)	375,000	750,000	1,500,000
	2/2/2015(3)				82,680	165,359	248,039				1,301,375
	2/2/2015							135,294(4)			1,064,764

Robert K. Julian	N/A (2)	146,250	292,500	585,000
	5/11/2015(3)				13,089	26,178	39,267				250,000
	5/11/2015							104,712(4)			1,000,000

Alan Hocknell	N/A (2)	98,329	196,659	393,317
	2/2/2015(3)				12,582	25,163	37,745				198,033
	2/2/2015							20,588(4)			162,028

Mark F. Leposky	N/A (2)	112,200	224,400	448,800
	2/2/2015(3)				12,582	25,163	37,745				198,033
	2/2/2015							20,588(4)			162,028

Neil Howie	N/A (2)	93,039	186,078	372,156
	2/2/2015(3)				12,582	25,163	37,745				198,033
	2/2/2015							20,588(4)			162,028

Bradley J. Holiday	N/A	--	--	--	--	--	--	--	--	--	--

(1)	The Compensation Committee approved the grants of the equity-based awards as of January 15, 2015 for each NEO other than Mr. Julian. The Compensation Committee approved Mr. Julian’s equity-based awards prior to the date he commenced employment and the effective grant date of his awards was the date on which he commenced employment, May 11, 2015.

(2)	The amounts shown in this row reflect the estimated threshold, target and maximum amounts that could have been paid to the NEO under the 2015 annual incentive program, the material terms of which are described under “Executive Officer Compensation—Compensation Discussion and Analysis—Components of the 2015 Executive Compensation Program—Annual Incentive.”

(3)	The amounts shown represent the threshold, target and maximum number of shares subject to PRSU awards granted to the NEOs in 2015. The number of PRSUs that will be eligible to vest is determined based on performance relative to certain Company-wide performance criteria for the year ended December 31, 2015. Each PRSU represents the right to receive one share of Common Stock upon vesting of the award. The number of PRSUs that are eligible to vest after application of the 2015 performance achievement level will vest in full on the third anniversary of the grant date, subject to continued employment through the vesting date. PRSUs do not have voting rights or dividend equivalent rights. See “Executive Officer Compensation—Compensation Discussion and Analysis—Components of the 2015 Executive Compensation Program—Long-Term Incentive.”

(4)	The amounts shown reflect the number of shares underlying RSU awards granted pursuant to the Equity Plan. Each RSU represents the right to receive one share of Common Stock upon vesting of the award. Other than the RSUs granted to Mr. Julian, RSUs vest ratably over a three-year period (with 1/3 of the underlying units vesting on each of the first three anniversaries of the grant date), subject to continued employment through the vesting date. The RSUs granted to Mr. Julian vest in full on the third anniversary of the grant date, subject to continued employment through the vesting date. RSUs do not have voting rights, but do accrue dividend equivalent rights in the form of additional RSUs. The additional RSUs vest only to the extent the underlying RSUs vest. The RSUs granted in 2015 accrued dividend equivalent rights during 2015, but the amounts shown do not include the additional RSUs accrued. See “Executive Officer Compensation—Compensation Discussion and Analysis—Components of the 2015 Executive Compensation Program—Long-Term Incentive” and the table below entitled “Outstanding Equity Awards at Fiscal Year-End 2015” for information regarding accrued dividend equivalent rights.

Outstanding Equity Awards at Fiscal Year-End 2015

			Option Awards(1)					Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Oliver G. (Chip) Brewer III	2/2/2015	(4)	—	—	—	—	—	215,297	$2,028,098	—	—
	2/2/2015	(5)	—	—	—	—	—	135,884	$1,280,027	—	—
	1/31/2014	(6)	—	—	—	—	—	180,812	$1,703,249	—	—
	1/31/2014	(7)	—	—	—	—	—	113,564	$1,069,773	—	—
	2/1/2013		331,692	165,845	—	$6.52	2/1/2023	—	—	—	—
	2/1/2013	(7)	—	—	—	—	—	104,589	$985,228	—	—
	3/5/2012	(8)	250,000	—	—	$6.48	3/5/2017	—	—	—	—

Robert K. Julian	5/11/2015	(4)	—	—	—	—	—	34,083	$321,071	—	—
	5/11/2015	(7)	—	—	—	—	—	105,058	$989,646	—	—
Alan Hocknell	2/2/2015	(4)	—	—	—	—	—	32,762	$308,618	—	—
	2/2/2015	(5)	—	—	—	—	—	20,678	$194,787	—	—
	1/31/2014	(6)	—	—	—	—	—	30,135	$283,872	—	—
	1/31/2014	(7)	—	—	—	—	—	18,927	$178,292	—	—
	2/1/2013		58,046	29,023	—	$6.52	2/1/2023	—	—	—	—
	2/1/2013	(7)	—	—	—	—	—	18,303	$172,414	—	—
	1/27/2012	(8)	37,789	—	—	$6.69	1/27/2017	—	—	—	—
	1/28/2010		41,051	—	—	$7.53	1/28/2020	—	—	—	—
	1/14/2008		8,369	—	—	$14.92	1/14/2018	—	—	—	—
	1/16/2007		8,650	—	—	$14.37	1/16/2017	—	—	—	—
	1/27/2006		7,919	—	—	$15.04	1/27/2016	—	—	—	—

Mark F. Leposky	2/2/2015	(4)	—	—	—	—	—	32,762	$308,618	—	—
	2/2/2015	(5)	—	—	—	—	—	20,678	$194,787	—	—
	1/31/2014	(6)	—	—	—	—	—	30,135	$283,872	—	—
	1/31/2014	(7)	—	—	—	—	—	18,927	$178,292	—	—
	2/1/2013		58,046	29,023	—	$6.52	2/1/2023	—	—	—	—
	2/1/2013	(7)	—	—	—	—	—	18,303	$172,414	—	—
	4/25/2012	(8)	36,596	—	—	$6.93	4/25/2017	—	—	—	—
Neil Howie	2/2/2015	(4)	—	—	—	—	—	32,762	$308,618	—	—
	2/2/2015	(5)	—	—	—	—	—	20,678	$194,787	—	—
	1/31/2014	(6)	—	—	—	—	—	30,135	$283,872	—	—
	1/31/2014	(7)	—	—	—	—	—	18,927	$178,292	—	—
	2/1/2013		58,046	29,023	—	$6.52	2/1/2023	—	—	—	—
	2/1/2013	(7)	—	—	—	—	—	18,303	$172,414	—	—
	1/27/2011		34,010	—	—	$7.51	1/27/2021	—	—	—	—
	1/28/2010		23,458	—	—	$7.53	1/28/2020	—	—	—	—

		Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	1/29/2009	56,283	—	—	$7.85	1/29/2019	—	—	—	—
	1/14/2008	16,738	—	—	$14.92	1/14/2018	—	—	—	—
	1/16/2007	17,299	—	—	$14.37	1/16/2017	—	—	—	—
	1/27/2006	15,839	—	—	$15.04	1/27/2016	—	—	—	—
Bradley J. Holiday	1/14/2008	29,292	—	—	$14.92	1/14/2018	—	—	—	—
	1/16/2007	34,597	—	—	$14.37	1/16/2017	—	—	—	—
	1/27/2006	31,677	—	—	$15.04	1/27/2016	—	—	—	—

(1)	Stock options generally have a ten-year term from the date of grant and vest and become exercisable ratably over a three-year period (with 1/3 of the underlying shares vesting on each of the first three anniversaries of the grant date), subject to accelerated vesting upon termination of employment by the Company without substantial cause or by the NEO for good reason or in the event of a change-in-control of the Company as described under “Executive Officer Compensation—Compensation Discussion and Analysis—Severance Arrangements” and “—Change-in-Control Arrangements.”

(2)	Upon termination of employment, the NEO generally has until the earlier of one year from the date of termination or the option expiration date to exercise his vested options. However, the options may be cancelled and rescinded and proceeds may be forfeited if the NEO improperly discloses or misuses the Company’s confidential information or trade secrets.

(3)	Market value based on $9.42 per share, which was the closing market price of the Common Stock on December 31, 2015.

(4)	Amounts represent PRSU awards that generally vest in full on the third anniversary of the grant date. Each PRSU represents the right to receive one share of Common Stock upon vesting. The number of PRSUs that will be eligible to vest was determined based on performance relative to certain Company-wide performance criteria for the year ended December 31, 2015. The Compensation Committee determined that performance relative to such criteria was achieved at 130.2% of target, and the resulting performance achievement level was multiplied by the “target” number of PRSUs to determine the number of PRSUs that will be eligible to vest on the third anniversary of the grant date, subject to continued employment through the vesting date, which number is reported in this row. The awards are subject to accelerated vesting upon certain terminations of employment or in the event of a change-in-control of the Company as described under “Executive Officer Compensation—Compensation Discussion and Analysis—Severance Arrangements” and “—Change-in-Control Arrangements.”

(5)	Amounts represent RSU awards that generally vest ratably over a three-year period (with 1/3 of the underlying units vesting on each of the first three anniversaries of the grant date, subject to continued employment through the vesting date), including additional shares that may be issued pursuant to accrued dividend equivalent rights. Each RSU represents the right to receive one share of Common Stock upon vesting, subject to accelerated vesting upon termination of employment by the Company without substantial cause or by the NEO for good reason or in the event of a change-in-control of the Company as described under “Executive Officer Compensation—Compensation Discussion and Analysis—Severance Arrangements” and “—Change-in-Control Arrangements.”

(6)	Amounts represent PRSU awards that generally vest in full on the third anniversary of the grant date. Each PRSU represents the right to receive one share of Common Stock upon vesting. The number of PRSUs that will be eligible to vest was determined based on performance relative to certain Company-wide performance criteria for the year ended December 31, 2014. The Compensation Committee determined that performance relative to such criteria was achieved at 131.5% of target, and the resulting performance achievement level was multiplied by the “target” number of PRSUs to determine the number of PRSUs that will be eligible to vest on the third anniversary of the date of grant, subject to continued employment through the vesting date, which number is reported in this row. The awards are subject to accelerated vesting upon certain terminations of employment or in the event of a change-in-control of the Company as described under “Executive Officer Compensation—Compensation Discussion and Analysis—Severance Arrangements” and “—Change-in-Control Arrangements.”

(7)	Amounts represent RSU awards that generally vest in full on the third anniversary of the grant date and include additional shares that may be issued pursuant to accrued dividend equivalent rights. Each RSU represents the right to receive one share of Common Stock upon vesting. No portion of the awards vest prior to the third anniversary of the grant date, subject to accelerated vesting upon termination of employment by the Company without substantial cause or by the NEO for good reason or in the event of a change-in-control of the Company as described under “Executive Officer Compensation—Compensation Discussion and Analysis —Severance Arrangements” and “—Change-in-Control Arrangements.”

(8)	Amounts in this row represent stock appreciation rights that have a five-year term from the date of grant and vest and become exercisable ratably over a three-year period (with 1/3 of the underlying rights vesting on each of the first three anniversaries of the grant date), subject to accelerated vesting upon termination of employment by the Company without substantial cause or by the NEO for good reason or in the event of a change-in-control of the Company as described under “Executive Officer Compensation—Compensation Discussion and Analysis—Severance Arrangements” and “—Change-in-Control Arrangements.”

Option Exercises and Stock Vested in Fiscal Year 2015

The following table sets forth information regarding options exercised and stock appreciation rights and stock awards vested during fiscal year 2015 for the NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of shares acquired on vesting (#)(3)	Value Realized on Vesting ($)(4)
Oliver G. (Chip) Brewer III	550,000	$1,729,500	304,726	$2,687,685
Robert K. Julian	--	$--	--	$--
Alan Hocknell	159,660	$410,343	17,437	$137,927
Mark F. Leposky	73,193	$173,833	17,437	$172,452
Neil Howie	109,789	$351,325	17,437	$137,927
Bradley J. Holiday	256,376	$578,159	99,738	$929,861

(1) The number of shares reported in this column reflects the gross number of stock appreciation rights and non-qualified stock options that were exercised.

(2) The value realized on exercise is computed by determining the difference between the closing market price of the Common Stock on the dates of exercise and the exercise price per share of the award exercised.

(3) The number of shares reported in this column reflects the gross number of phantom stock units and RSUs that vested prior to tax withholding. The phantom stock units were settled in cash. The RSUs were settled in shares of Common Stock.

(4) The value realized on vesting is based upon the gross shares underlying the phantom stock units and RSUs that vested multiplied by the closing price of the Common Stock on the vesting date.

Potential Payments upon Termination or Change-in-Control

Each of the NEOs has an employment agreement with the Company that provides for potential payments to such executive officer or other benefits (e.g., acceleration of vesting of long-term incentive awards) under certain circumstances following termination of employment or upon a change-in-control of the Company. The types and amounts of these potential payments vary depending on the following circumstances: (i) voluntary resignation by the executive officer or termination by the Company for substantial cause, (ii) termination by the Company without substantial cause, termination by the executive officer for good reason or the Company failing to renew the employment agreement, (iii) a termination event within one year following a change-in-control, (iv) permanent disability of the executive officer, or (v) death of the executive officer. In addition, the terms governing the long-term incentive awards granted to each of the NEOs provide for the vesting of the awards upon a change-in-control (or upon an involuntary termination following a change-in-control) in certain circumstances. The potential payments to be made under these varying circumstances, including the conditions and schedules for such payments, are described in this Proxy Statement under “Executive Officer Compensation—Compensation Discussion and Analysis —Employment Agreements.” That description also provides the relevant definitions of “substantial cause,” “change-in-control,” and “termination event.”

Payments Made Upon Any Termination

Regardless of the manner in which a NEO’s employment terminates, he is entitled to receive amounts earned during his term of employment. These amounts include accrued but unpaid base salary and accrued but unused paid time off.

Quantification of Payments upon Termination or Change-in-Control

Other than with respect to Mr. Holiday, the table below quantifies the potential payments and benefits that would be provided to each NEO under the termination or change-in-control circumstance listed, and the amounts shown are based upon a theoretical triggering event and assume, for illustrative purposes, that: (i) the triggering event took place on December 31, 2015, which was the last business day of 2015, and are based on the $9.42 per share closing market price of the Common Stock on such date; and (ii) the triggering event resulted in the immediate vesting of some or all unvested long-term incentives, as applicable. The actual amounts to be paid to any NEO in the event of his termination or a change-in-control, and the timing of such payments, and the value of any equity award acceleration benefits can only be determined at the time of, and under the circumstances of, an actual triggering event and in accordance with applicable law then in effect and reasonable interpretations thereof. The table does not include the value of any benefits to the extent they do not discriminate in scope, terms or operation, in favor of the NEOs and that are available generally to all salaried employees.

Mr. Holiday retired from the Company in May 2015 and began to receive the retirement and other benefits he was entitled to under the terms of his employment agreement, as amended in March 2015. See “Executive Officer Compensation—Compensation Discussion and Analysis—Severance Arrangements—Mr. Holiday,” above.

	Termination by the Company without substantial cause, termination by employee for good reason, or failure by the Company to renew expired employment agreement	Termination event within 1-year following change in control (5)	Change-in- Control (no termination of employment) (5)	Permanent Disability	Death
Oliver G. (Chip) Brewer III
Pro-rated target short term incentive award	$—	$—	$—	$—	$—
Stock Options and/or SARs(1)	$2,177,857	$2,177,857	$2,177,857	$2,177,857	$2,177,857
RSUs and/or PRSUs(2)	$4,611,600	$7,066,375	$7,066,375	$4,611,600	$3,335,020
Phantom stock(2)	$—	$—	$—	$—	$—
Portion of salary and target bonus	$1,125,000	$1,500,000	$—	$375,000	$—
COBRA & CalCOBRA premiums(3)(4)	$38,040	$50,823	$—	$38,040	$38,040
Tax & financial planning services(4)	$13,465	$26,930	$—	$—	$—
Outplacement services(4)	$15,000	$15,000	$—	$—	$—
Incentive Payments(4)	$1,125,000	$1,500,000	$—	$—	$—

Total	$9,105,962	$12,336,985	$9,244,232	$7,202,497	$5,550,917
Robert K. Julian
Pro-rated target short term incentive award	$—	$—	$—	$—	$—
Stock Options and/or SARs(1)	$—	$—	$—	$—	$—
RSUs and/or PRSUs(2)	$329,882	$1,310,716	$1,310,716	$329,882	$989,647
Phantom stock(2)	$—	$—	$—	$—	$—
Portion of salary and target bonus	$371,250	$742,500	$—	$225,000	$—
COBRA & CalCOBRA premiums(3)(4)	$19,285	$38,626	$—	$19,285	$19,285
Tax & financial planning services(4)	$13,465	$26,930	$—	$—	$—
Outplacement services(4)	$15,000	$15,000	$—	$—	$—
Incentive Payments(4)	$371,250	$742,500	$—	$—	$—

Total	$1,120,132	$2,876,272	$1,310,716	$574,167	$1,008,932

	Termination by the Company without substantial cause, termination by employee for good reason, or failure by the Company to renew expired employment agreement	Termination event within 1-year following change in control (5)	Change-in- Control (no termination of employment) (5)	Permanent Disability	Death
Alan Hocknell
Pro-rated target short term incentive award	$—	$—	$—	$—	$—
Stock Options and/or SARs(1)	$433,250	$433,250	$433,250	$433,250	$433,250
RSUs and/or PRSUs(2)	$237,341	$1,137,993	$1,137,993	$237,341	$545,493
Phantom stock(2)	$—	$—	$—	$—	$—
Portion of salary and target bonus	$277,110	$554,220	$—	$178,781	$—
COBRA & CalCOBRA premiums(3)(4)	$25,360	$50,823	$—	$25,360	$25,360
Tax & financial planning services(4)	$13,465	$26,930	$—	$—	$—
Outplacement services(4)	$15,000	$15,000	$—	$—	$—
Incentive Payments(4)	$277,110	$554,220	$—	$—	$—

Total	$1,278,636	$2,772,436	$1,571,243	$874,832	$1,004,103
Mark F. Leposky
Pro-rated target short term incentive award	$—	$—	$—	$—	$—
Stock Options and/or SARs(1)	$343,624	$343,624	$343,624	$343,624	$343,624
RSUs and/or PRSUs(2)	$237,341	$1,137,993	$1,137,993	$237,341	$545,493
Phantom stock(2)	$—	$—	$—	$—	$—
Portion of salary and target bonus	$316,200	$632,400	$—	$204,000	$—
COBRA & CalCOBRA premiums(3)(4)	$19,285	$38,626	$—	$19,285	$19,285
Tax & financial planning services(4)	$13,465	$26,930	$—	$—	$—
Outplacement services(4)	$15,000	$15,000	$—	$—	$—
Incentive Payments(4)	$316,200	$632,400	$—	$—	$—

Total	$1,261,115	$2,826,973	$1,481,617	$804,250	$908,402
Neil Howie
Pro-rated target short term incentive award	$—	$—	$—	$—	$—
Stock Options and/or SARs(1)	$450,159	$450,159	$450,159	$450,159	$450,159
RSUs and/or PRSUs(2)	$237,341	$1,137,993	$1,137,993	$237,341	$545,493
Phantom stock(2)	$—	$—	$—	$—	$—
Portion of salary and target bonus	$355,239	$355,239	$—	$177,619	$—
COBRA & CalCOBRA premiums(3)(4)	$—	$—	$—	$—	$—
Tax & financial planning services(4)	$—	$—	$—	$—	$—
Outplacement services(4)	$—	$—	$—	$—	$—
Incentive Payments(4)	$—	$—	$—	$—	$—

Total	$1,042,739	$1,943,391	$1,588,152	$865,119	$995,652

(1) The values for stock options and stock appreciation rights (“SARs”) are the intrinsic values of the unvested portion of those awards accelerated as a result of the applicable triggering event, calculated based on the “spread” (if any) between the closing market price of the Common Stock on December 31, 2015, and the exercise prices of such accelerated awards. Such incremental amounts are in addition to the value of the vested portion of those awards, if any, and other such awards held by the NEO that were fully vested as of December 31, 2015, as reflected in the “Outstanding Equity Awards at Fiscal Year-End 2015” table. A different valuation method for such accelerated options would be used for purposes of evaluating any excise tax liability pursuant to 280G of the Code.

(2) The values for RSUs, PRSUs and phantom stock units reflect the aggregate market value (based on the per share closing market price) at December 31, 2015 of the number of shares underlying the units for which vesting would have accelerated and restrictions would have lapsed upon the triggering event. The values of dividend equivalent rights accrued as of December 31, 2015, including fractional shares, are included in the values shown for RSU awards.

(3) Amounts shown for COBRA and CalCOBRA insurance benefits are calculated through the applicable severance period and are based on premiums for COBRA coverage for health, dental, vision and prescription for up to 18 months following termination and thereafter the premiums for CalCOBRA coverage for health and prescription. Such COBRA and CalCOBRA premiums are calculated based on the coverage selected by the executive officers as of December 31, 2015 and are based on premium rates in effect at that time, which coverage and rates may vary during a severance period.

(4) Amounts shown assume continuous compliance with the conditions for payment set forth in the applicable employment agreement. These payments may be delayed for six months following a termination event pursuant to Section 409A of the Code and the rules and regulations promulgated thereunder, and such amounts if delayed will be paid promptly after six months with interest calculated at the applicable one-year Treasury Bill rate.

(5) Amounts payable with respect to a change-in-control or a termination event within one year of a change-in-control are subject to reduction in accordance with the executive’s employment agreement to avoid imposition of excise tax for “parachute payments” within the meaning of Section 280G of the Code. See “Executive Officer Compensation—Compensation Discussion and Analysis—Governance and Other Considerations—Excise Taxes,” above.

PROPOSAL NO. 3 - ADVISORY VOTE TO APPROVE THE

COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, shareholders of the Company are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of the Company’s NEOs, as disclosed in this Proxy Statement. Under applicable law, the shareholder vote is an advisory vote only and is not binding on the Company, the Board or the Compensation Committee. Although the vote is non-binding, the Compensation Committee and the Board value your opinions and will consider the outcome of the vote in analyzing its compensation philosophy and making future compensation decisions. The Company currently seeks advisory votes on the approval of the compensation of the Company’s NEOs on an annual basis. The next advisory vote on the approval of the compensation of the Company’s NEOs will be at the 2017 annual meeting.

As described more fully in the “Executive Officer Compensation—Compensation Discussion and Analysis” section and in the compensation tables in the “2015 Compensation Tables” section, the Company’s NEOs are compensated in a manner consistent with its business strategy, competitive practice, guiding principles for executive compensation, and shareholder interests and concerns. The Company’s executive compensation program is designed to attract, retain, motivate and appropriately reward its executive officers and to align the interests of the executive officers with those of the Company’s shareholders by incentivizing the executive officers to operate the Company in a manner that creates shareholder value.

The Company has several compensation governance programs in place to manage compensation risk and align the Company’s executive compensation with long-term shareholder interests. These programs include:

•	stock ownership guidelines;

•	a compensation committee comprised entirely of independent directors and an independent compensation consultant; and

•	clawback provisions contained in the employment agreements of the Company’s NEOs who are U.S. citizens.

Shareholders are encouraged to read the Compensation Discussion and Analysis and other sections of this Proxy Statement, which include a detailed discussion of the Company’s compensation practices. The Compensation Committee and the Board believe that the Company’s compensation policies, procedures and amounts are effective in implementing its compensation philosophy and in achieving its goals. This advisory shareholder vote, commonly known as “Say-on-Pay,” gives shareholders the opportunity to approve or not approve the Company’s executive compensation program and policies by voting on the following resolution:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Vote Required. Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock having voting power present in person or represented by proxy at the Annual Meeting is required for approval of this proposal.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS AN ADVISORY VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

The following table sets forth information regarding the beneficial ownership of the Common Stock as of February 22, 2016 (the “Table Date”) by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each of the NEOs and (iv) all directors and executive officers of the Company as a group. As of the Table Date, there were 94,081,220 shares of Common Stock issued and outstanding.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number	Percent
BlackRock, Inc. (2)	7,819,270	8.31%
55 East 52nd Street
New York, New York 10055

Dimensional Fund Advisors LP (3)	5,774,395	6.14%
Building One
6300 Bee Cave Road
Austin, Texas 78746

Samuel H. Armacost (4)(5)	56,966	*

Ronald S. Beard (5)(6)	54,711	*

Oliver G. Brewer III (7)(8)	750,555	*

John C. Cushman, III (5)(9)	49,471	*

Alan Hocknell (8)(10)	175,593	*

Bradley J. Holiday (11)	106,775	*

Neil Howie (8)(12)	272,024	*

Robert K. Julian (8)	-	*

Mark F. Leposky (8)(13)	143,954	*

John F. Lundgren (5)	30,206	*

Adebayo O. Ogunlesi (5)	27,832	*

Richard L. Rosenfield (5)(14)	65,371	*

Linda B. Segre (5)	-	*

Anthony S. Thornley (5)	44,278	*

All directors and executive officers as a group (15 persons) (15)	1,981,109	*

*	Less than one percent

(1)	Except as otherwise indicated, the address for all persons shown in this table is c/o Callaway Golf Company, 2180 Rutherford Road, Carlsbad, California 92008. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, to the knowledge of the Company each of the persons shown in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that shareholder. In computing the number and percentage of shares beneficially owned by each person, the table includes any shares that could be acquired within 60 days of the Table Date through the exercise of options (irrespective of the price at which the Common Stock is trading on the NYSE) and the vesting of RSUs and PRSUs. These shares, however, are not counted in computing the percentage ownership of any other person. Consequently, included in the number and percentage of shares beneficially owned are shares issuable upon the exercise of options with exercise prices above the trading price of the Common Stock as of the Table Date.

(2)	Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 26, 2016. This schedule reported that BlackRock, Inc. has sole voting power with respect to 7,635,626 shares and sole dispositive power with respect to 7,819,270 shares.

(3)	Based on a Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 9, 2016. This schedule reported that Dimensional Fund Advisors LP has sole voting power with respect to 5,583,553 shares and sole dispositive power with respect to 5,774,395 shares. This schedule also reported that Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries possess voting and/or investment power over the shares owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds.

(4)	Mr. Armacost’s shares are held in a family trust with his wife and they share voting and investment power with respect to such shares.

(5)	Other than with respect to Ms. Segre, the number and percentage of shares beneficially owned excludes 12,998 shares subject to RSUs held by the applicable individual that are not scheduled to vest within 60 days of the Table Date. With respect to Ms. Segre, her number and percentage of shares beneficially owned excludes 8,260 shares subject to RSUs she holds that are not scheduled to vest within 60 days of the Table Date. For additional information concerning the vesting of these RSUs, see “Board of Directors and Corporate Governance—Director Compensation in Fiscal Year 2015.”

(6)	17,500 of Mr. Beard’s shares are held by Mr. Beard and his spouse in a trust and they share voting and investment power with respect to such shares.

(7)	Includes 497,537 shares issuable upon exercise of options. Mr. Brewer shares voting power with his spouse with respect to 20,000 shares.

(8)	The number and percentage of shares beneficially owned excludes the number of shares indicated in the table below which are subject to RSUs and PRSUs held by the applicable individual that are not scheduled to vest within 60 days of the Table Date.

Name	Excluded # of Shares Subject to (a)
	RSUs	PRSUs
Mr. Brewer	332,431	396,109
Mr. Julian	130,714	34,083
Messrs. Hocknell, Howie and Leposky	50,671	62,897

(a) For additional information concerning the vesting of the RSUs and PRSUs indicated in this table that were granted in 2015 and earlier, see “2015 Compensation Tables—Outstanding Equity Awards at Fiscal Year-End 2015.” In 2016, RSUs as to which the following number of shares are subject (all of which are included in the RSU column of this table) were granted to the following individuals: Mr. Brewer—128,278; Mr. Julian—25,656; and Messrs. Hocknell, Howie and Leposky—17,959. One-third of the number of shares subject to the RSUs granted in 2016 vest, subject to continued employment through the applicable vesting date, on each of February 8, 2017, February 8, 2018 and February 8, 2019.

(9)	Mr. Cushman’s shares are held in a family trust with his wife and they share voting and investment power with respect to such shares.

(10)	Includes 145,139 shares issuable upon exercise of options.

(11)	Includes 63,889 shares issuable upon exercise of options.

(12)	Includes 234,857 shares issuable upon exercise of options.

(13)	Includes 87,069 shares issuable upon exercise of options.

(14)	Includes 8,000 shares held in a trust for the benefit of Mr. Rosenfield’s children and 50 shares held by Mr. Rosenfield’s spouse.

(15)	Includes 1,212,223 shares issuable upon exercise of options held, in the aggregate, by individual directors and executive officers. Excludes 806,397 and 726,707 shares subject to RSUs and PRSUs, respectively, held, in the aggregate, by individual directors and executive officers that are not scheduled to vest within 60 days of the Table Date. In addition, excludes information for Mr. Holiday due to his retirement in 2015.

TRANSACTIONS WITH RELATED PERSONS

It is the written policy of the Board that Company transactions in which any executive officer or director of the Company, or their immediate family members, have a material interest must be on terms which are just and reasonable to the Company. To ensure the terms are just and reasonable, all transactions in excess of $120,000 must be reviewed by the Nominating and Corporate Governance Committee, except that if the transaction is less than $1.0 million the Chair of the Nominating and Corporate Governance Committee may approve such transaction. In determining whether to approve such a transaction, the Nominating and Corporate Governance Committee considers, among other things, whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Board has also determined that certain transactions are pre-approved and do not require review by the Nominating and Corporate Governance Committee. These include (i) compensation of the executive officers and Board members, (ii) a transaction with another entity in which the interested director or executive officer has an indirect interest in the transaction solely as a result of being a director or less than 10% beneficial owner of such other entity, and (iii) transactions with another corporation or charitable organization if the director’s or executive officer’s only interest is as a director or as a non-executive officer employee of the other corporation or organization and the amount involved does not exceed the greater of $1.0 million or 2% of the revenues of such other corporation or organization.

Alan Hocknell is the Senior Vice President of Research and Development and is an executive officer of the Company. One of the Company’s other employees in its Research and Development department became Mr. Hocknell’s brother-in-law subsequent to joining the Company. His compensation is monitored by the Company’s Human Resources department and is set based upon market rates. Mr. Hocknell’s brother-in-law is not an officer of the Company. His total compensation in 2015, while not material to the Company, exceeded the threshold for disclosure under Item 404(a) of Regulation S-K but is less than $200,000 in the aggregate.

NO INCORPORATION BY REFERENCE

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that the Company is referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement are not incorporated by reference into any other filings with the SEC, except to the extent they are specifically incorporated by reference into a filing. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, Section 16 officers, and greater than 10% beneficial owners to file initial reports of ownership (on Form 3) and periodic reports of changes in ownership (on Forms 4 and 5) of Company securities with the SEC. Based solely on its review of copies of such forms (and any amendments to such forms) and such written representations regarding compliance with such filing requirements as were received from its directors, executive officers and greater than 10% beneficial owners (if any), the Company believes that all such Section 16(a) reports were filed on a timely basis during 2015.

ANNUAL REPORT

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2015, AS FILED WITH THE SEC, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER OF THE COMPANY UPON WRITTEN REQUEST TO THE COMPANY AT CALLAWAY GOLF COMPANY, ATTN: INVESTOR RELATIONS, 2180 RUTHERFORD ROAD, CARLSBAD, CALIFORNIA 92008. THE COMPANY MAKES AVAILABLE FREE OF CHARGE ON ITS WEBSITE ALL OF ITS FILINGS THAT ARE MADE ELECTRONICALLY WITH THE SEC, INCLUDING FORMS 10-K, 10-Q AND 8-K. THESE MATERIALS CAN BE FOUND AT WWW.CALLAWAYGOLF.COM IN THE “INVESTOR RELATIONS” SECTION.

SHAREHOLDER PROPOSALS

If a shareholder desires to nominate someone for election to the Board at, or to bring any other business before, the 2017 annual meeting of shareholders, then such shareholder must comply with the procedures set forth in Article II of the Company’s Bylaws in addition to any other applicable requirements and must give timely written notice of the matter to the Company’s Corporate Secretary. To be timely, written notice must be delivered to the Company’s Corporate Secretary at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of this year’s Annual Meeting (i.e., the 2016 Annual Meeting of Shareholders), provided, however, that in the event that the date of the 2017 annual meeting is more than 30 days before or more than 60 days after such anniversary date, then such notice to be timely must be delivered to the Company’s Corporate Secretary not more than 120 days prior to the 2017 annual meeting and not less than the later of (i) 90 days prior to such annual meeting or (ii) 10 days following the date of the first public announcement of the scheduled date of the 2017 annual meeting. As a result, in the event the 2017 annual meeting is not held more than 30 days before nor more than 60 days after the first anniversary of this year’s Annual Meeting, notice of nominations or other business submitted pursuant to the Company’s Bylaws must be received by the Company’s Corporate Secretary no later than the close of business on February 10, 2017 and no earlier than January 11, 2017. Any such notice must include all of the information specified in the Company’s Bylaws.

If a shareholder desires to have a proposal included in the Company’s proxy statement and proxy card for the 2017 annual meeting of shareholders pursuant to Rule 14a-8 promulgated under the Exchange Act, then the Company must receive notice of such proposal in writing at the Company’s principal executive offices in Carlsbad, California no later than December 2, 2016. However, if the date of the 2017 annual meeting of shareholders is more than 30 days before or after the first anniversary of this year’s Annual Meeting, then such notice must be received by the Company’s Corporate Secretary a reasonable time before the Company begins to print and mail its proxy materials for the 2017 annual meeting. Such proposals must comply with the other applicable requirements promulgated by the SEC in Rule 14a-8 of the Exchange Act.

OTHER MATTERS

Other than the proposals described in this Proxy Statement, the Company knows of no other matters to be submitted to the shareholders at the Annual Meeting. If any other matter properly comes before the shareholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote upon such matters in accordance with the Board’s recommendation.

Each shareholder is urged to vote via the Internet, by telephone or return a proxy as soon as possible. Any questions should be addressed to Callaway Golf Company, Attn: Investor Relations, at 2180 Rutherford Road, Carlsbad, California 92008, telephone (760) 931-1771.

By Order of the Board of Directors,

Carlsbad, California	Brian P. Lynch
March 28, 2016	Corporate Secretary

APPENDIX A—NON-GAAP INFORMATION AND RECONCILIATION

Callaway Golf Company

Non-GAAP Information and Reconciliation

(In thousands, except per share data)

(Unaudited)

	Year Ended December 31,
	2015 As Reported	2015 Foreign Currency Impact	2015(1) Non-GAAP Constant Currency	2014 As Reported
Net sales	$843,794	$53,170	$896,964	$886,945
Gross profit	357,633	50,099	407,732	357,926
% of sales	42.4%	n/a	45.5%	40.4%
Operating expenses	330,690	11,001	341,691	327,178

Income from operations	26,943	39,098	66,041	30,748
Other expense	(6,880)	(1,266)	(8,146)	(9,109)

Income before income taxes	20,063	37,832	57,895	21,639
Income tax provision	5,495	285	5,780	5,631

Net income	$14,568	$37,547	$52,115	$16,008

Diluted earnings per share:	$0.17	$0.45	$0.62	$0.20
Weighted-average shares outstanding:	84,611	84,611	84,611	78,385

EBITDA	$45,787	$37,547	$83,554	$51,936

(1) Calculated by applying 2014 exchange rates to 2015 local currency results in regions outside the U.S.

	EBITDA
	2015	2014
Net income	$14,568	$16,008
Interest expense, net	8,345	9,061
Income tax provision	5,495	5,631
Depreciation and amortization expense	17,379	21,236

EBITDA	$45,787	$51,936

A-1

Callaway Golf Company
2016 Annual Meeting of Shareholders
Wednesday, May 11, 2016
8:30 a.m. PDT

N
W
E
S
78
College Blvd.
Faraday Ave.
Priestly Dr.
San Marcos Blvd.
(turns into Palomar Airport Rd.)
15
5
Callaway Golf Company
2180 Rutherford Road
760/931-1771
Aston Ave.
Rutherford Road
Pascal Ct
El Camino Real
College Blvd.
Hidden Valley
Palomar Airport
Palomar Airport Road

From Interstate 5:
Exit Palomar Airport Road
Go East on Palomar Airport Road to College Blvd.
Turn left onto College Blvd.
Turn right onto Aston Avenue
Turn right onto Rutherford Road
Turn left into parking lot at 2180 Rutherford Road

Callaway
IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Pacific Time, on May 11, 2016.
Vote by Internet
• Go to www.investorvote.com/ELY
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X
Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. YOUR BOARD OF
DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED BELOW, AND “FOR” PROPOSALS 2 AND 3. +
1. Election of Directors:
01—Oliver G. (Chip) Brewer III
02—Ronald S. Beard
03—Samuel H. Armacost
Nominees:
04—John C. Cushman, III
05—John F. Lundgren
06—Adebayo O. Ogunlesi
07—Richard L. Rosenfield
08—Linda B. Segre
09—Anthony S. Thornley
Mark here to vote
Mark here to WITHHOLD
For All EXCEPT - To withhold authority to vote for any
FOR all nominees
vote from all nominees
nominee(s), write the name(s) of such nominee(s) below.
Unless otherwise specified below, this proxy authorizes the proxies named on the reverse side of this card to cumulate votes that the undersigned is entitled to cast at the Annual Meeting in connection with the election of directors. To specify different instructions with regard to cumulative voting, write your instructions on the line below.
For
Against
Abstain
For
Against
Abstain
2. Ratify, on an advisory basis, the appointment of Deloitte & Touche LLP as the Company’s Independent
Registered Public Accounting Firm for the fiscal year ending December 31, 2016.
3. Approve, on an advisory basis, the compensation of the Company’s named executive officers.
In their discretion, Robert K. Julian and Brian P. Lynch, or either of them, are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Date (mm/dd/yyyy) — Please print date below.
Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
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1UPX
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02ASLA

Important notice regarding the Internet availability of proxy materials for the Shareholder Meeting To Be Held on May 11, 2016: The Annual Report and Proxy Statement are available on the Internet at: http://www.allianceproxy.com/callawaygolf/2016
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Callaway
Proxy — CALLAWAY GOLF COMPANY
The undersigned shareholder of CALLAWAY GOLF COMPANY hereby appoints ROBERT K. JULIAN AND BRIAN P. LYNCH, or either of them, proxies of the undersigned, each with full power to act without the other and with the power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Callaway Golf Company to be held at Callaway Golf Company, 2180 Rutherford Road, Carlsbad, California 92008, on May 11, 2016, at 8:30 A.M. (PDT), and at any adjournments or postponements thereof, and to vote all shares of stock of the Company standing in the name of the undersigned with all the powers the undersigned would possess if personally present, in accordance with the instructions below and on the reverse hereof, and in their discretion upon such other business as may properly come before the meeting; provided, however, that such proxies, or either of them, shall have the power to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion.
THIS PROXY CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BUT NO DIRECTION IS MADE, THIS PROXY CARD WILL BE VOTED “FOR” THE NOMINEES LISTED ON THE REVERSE HEREOF AND “FOR” ALL OTHER PROPOSALS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
(Continued and to be marked, dated and signed, on the other side)
C Non-Voting Items
Change of Address — Please print your new address below.
Comments — Please print your comments below.
Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting.
IF VOTING BY MAIL, YOU MUST SIGN AND DATE THIS FORM IN SECTION B.
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